PURCHASE AND ASSUMPTION AGREEMENT

                                 Providing for
                         the Purchase of Certain Assets
                    of and Assumption of Certain Liabilities
                                       of


                            First Heights Bank, fsb


                                       By


                              Compass Bank-Houston


                            Dated as of April 1, 1994

                               TABLE OF CONTENTS


ARTICLE I    DEFINITIONS................................................   1
 1.1 Certain Definitions................................................   1
 1.2 Certain Rules of Construction......................................   9

ARTICLE II   PURCHASE AND SALE OF SELLER'S ASSETS.......................  10
 2.1 Assets to be Purchased by Purchaser................................  10
 2.2 Assets Excluded by Seller..........................................  10

ARTICLE III  ASSUMPTION OF LIABILITIES..................................  11
 3.1 Liabilities to be Assumed by Purchaser.............................  11
 3.2 Liabilities Excluded by Seller.....................................  12

ARTICLE IV   PAYMENT FOR PURCHASED ASSETS...............................  12
 4.1 Payment for Purchased Assets.......................................  12
 4.2 Asset and Liability Schedules......................................  13
 4.3 Adjustment of Interim Amount and Final Amount......................  14

ARTICLE V    AGREEMENTS CONCERNING CERTAIN RIGHTS AND OBLIGATIONS
             WITH RESPECT TO PURCHASED ASSETS...........................  15
 5.1 Agreement with Respect to Safe Deposit Business....................  15
 5.2 Agreement with Respect to Leased Premises..........................  15
 5.3 Title Insurance....................................................  16
 5.4 Tax Matters........................................................  17

ARTICLE VI   DUTIES WITH RESPECT TO DEPOSIT LIABILITIES ASSUMED.........  22
 6.1 Payment of Checks, Drafts and Orders...............................  22
 6.2 Interest on Deposit Liabilities Assumed............................  22
 6.3 Notices to Depositors..............................................  22

ARTICLE VII  RECORDS....................................................  23
 7.1 Transfer of Records................................................  23
 7.2 Delivery of Assigned Records.......................................  24
 7.3 Preservation of Records............................................  24
 7.4 Access to Records; Copies..........................................  24

ARTICLE VIII REPRESENTATIONS AND WARRANTIES.............................  25
 8.1 Representations and Warranties of Seller and PDCI..................  25
 8.2 Representations and Warranties of the Purchaser and Compass........  34

ARTICLE IX   CONTINUING COOPERATION.....................................  36
 9.1 General Matters....................................................  36
 9.2 Additional Title Documents.........................................  37
 9.3 Payment of Deposits................................................  37
 9.4 Cooperation in Proceedings.........................................  37
 9.5 First Heights Name.................................................  37
 9.6 Environmental Investigations.......................................  38
 9.7 Unisys Rental......................................................  41

ARTICLE X    CONDITIONS PRECEDENT.......................................  41
 10.1 Conditions Precedent to Obligations of Seller and PDCI............  41
 10.2 Conditions Precedent to Obligations of Purchaser..................  43

ARTICLE XI   CERTAIN COVENANTS..........................................  45
 11.1 Certain Covenants of PDCI and Seller..............................  45
 11.2 Certain Covenants of Purchaser....................................  48
 11.3 Certain Covenants Regarding Employees.............................  49
 11.4 Purchase of Channelview Assets and Assumption of Liabilities......  50
 11.5 Channelview Loan and ORE Review...................................  50
 11.6 Insurance Cooperation.............................................  51
 11.7 Wholesale Deposits................................................  51
 11.8 Downtown Branch...................................................  52

ARTICLE XII  SURVIVAL; INDEMNIFICATION..................................  52
 12.1 Survival..........................................................  52
 12.2 Seller's and PDCI's Indemnities...................................  52
 12.3 Purchaser's and Compass' Indemnities..............................  53
 12.4 Notice of Claim...................................................  54

ARTICLE XIII CLOSING....................................................  56
 13.1 Closing...........................................................  56
 13.2 Deliveries at Closing.............................................  56

ARTICLE XIV  MISCELLANEOUS..............................................  58
 14.1 Termination of Agreement..........................................  58
 14.2 Assignment of Agreement...........................................  58
 14.3 Notices...........................................................  59
 14.4 Press Release.....................................................  60
 14.5 Choice of Law.....................................................  61
 14.6 Entire Agreement; Amendments and Waivers..........................  61
 14.7 Multiple Counterparts.............................................  61
 14.8 Expenses..........................................................  61
 14.9 Severability......................................................  61
 14.10 Headings.........................................................  62
 14.11 DTPA.............................................................  62
 14.12 Confidentiality Agreements.......................................  62


TERMS DEFINED OTHER THAN IN ARTICLE I
Agreement...............................................................   1
PDCI....................................................................   1
Seller..................................................................   1
Compass.................................................................   1
Purchaser...............................................................   1
CERCLA..................................................................   4
SARA....................................................................   4
RCRA....................................................................   4
HSWA....................................................................   4
HMTA....................................................................   4
TSCA....................................................................   4
NESHAP..................................................................   4
OSHA....................................................................   4
including...............................................................   9
Interim Asset and Liability Schedule....................................  13
Final Asset and Liability Schedule......................................  13
IRS.....................................................................  17
Allocation Schedule.....................................................  21
1060 Forms..............................................................  21
Permitted Encumbrances..................................................  27
First City P&A Agreement................................................  31
Property................................................................  32
Environmental Inspections...............................................  38
Potential Environmental Problem.........................................  39
TNRCC...................................................................  39
Unisys Assets...........................................................  41
Facilities Agreement....................................................  41
Title Report............................................................  44
Title Insurance Company.................................................  44
Former Seller Employees.................................................  49
Purchaser Indemnified Parties...........................................  52
Purchaser Indemnified Liabilities.......................................  52
Purchaser Indemnified Liability.........................................  52
Seller Indemnified Parties..............................................  53
Seller Indemnified Liabilities..........................................  53
Seller Indemnified Liability............................................  53
Indemnifying Party......................................................  54
Indemnified Party.......................................................  54
Claim Notice............................................................  54
Closing.................................................................  56
Closing Date............................................................  56
DTPA....................................................................  62

SCHEDULES

Schedule 1.1-- Loans
Schedule 2.2-- Excluded Assets
Schedule 8.1(g)-- Absence of Certain Changes or Events
Schedule 8.1(h)-- Exceptions to Title to Seller's Assets
Schedule 8.1(i)-- Litigation Matters
Schedule 8.1(j)-- Assumed Contracts
Schedule 8.1(k)-- Failures to Comply with Applicable Laws and
                  Governmental Authorizations
Schedule 8.1(l)-- Loans and Loan Commitment Exceptions
Schedule 8.1(n)-- Environmental Compliance Exceptions
Schedule 8.1(r)-- Purchased Branches
Schedule 8.1(v)-- Deposits
Schedule 8.1(w)-- Approvals and Consents Required
Schedule 10.2(k)-- Deposit Characteristics
Schedule 11.1(b)-- List of Regulatory Agreements to Which PDCI or
                   Seller is Subject


                      PURCHASE AND ASSUMPTION AGREEMENT

   THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement"), dated as of April 1, 1994, is entered into by and among Pulte
Diversified Companies, Inc., a Michigan corporation ("PDCI"),
First Heights Bank, fsb, a federal savings bank ("Seller"), Compass Bancshares, Inc., a Delaware corporation ("Compass"), and
Compass Bank-Houston, a Texas state bank ("Purchaser").

                               Recitals

   A. Seller is a wholly owned subsidiary of PDCI.

   B. Seller desires to sell certain of its business operations to Purchaser on the terms and conditions set forth in this Agreement.

   C. Purchaser desires to purchase certain of Seller's assets and assume certain of Seller's liabilities on the terms and conditions set forth in this Agreement.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:



                               ARTICLE I

                              DEFINITIONS

   1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following designated meanings:

       Accrued Interest shall mean, with respect to any Loan at any time, the amount of earned and unpaid interest payable by the Obligor accrued on or with respect to such Loan.

       Accounting Records shall mean the general ledger and subsidiary ledgers and supporting schedules which support the general ledger balances.

       Adjustment shall mean the difference between the Final Amount and the Interim Amount. If the Final Amount is a greater positive number or a smaller negative number, as the case may be, than the Interim Amount or if the Interim Amount is a negative number and the Final Amount is a positive number, the Adjustment shall be expressed as a positive number. Otherwise, the Adjustment shall be expressed as a negative number.

       Affiliate shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

       Assumed Contracts shall mean those agreements, contracts, and real and personal property leases of the Seller relating to the Purchased Branches, including related agreements, contracts or leases, and any other agreements or contracts described on
Schedule 8.1(j).

       Assumed Liabilities shall mean the contracts, liabilities and obligations to be assumed by Purchaser pursuant to Article III hereof.

       Banking Commissioner means the Texas Banking Commissioner.

       Book Value shall mean, with respect to any of the Purchased Assets and any Assumed Liabilities, the dollar amount thereof stated on the Accounting Records of the Seller as of the relevant date. The Book Value of any item shall be determined as of the relevant date after adjustments for differences in accounts, suspense items, unposted debits and credits, and other similar adjustments or corrections. Without limiting the generality of the foregoing, (i) the Book Value of a liability shall include all accrued and unpaid interest thereon as of the relevant date and
(ii) the Book Value of a Loan shall reflect adjustments for earned or unearned interest, if any, as of the relevant date, and adjustments for the portion of earned or unearned loan-related credit life and/or disability insurance premiums, if any, attributable to the Seller with respect to the Purchased Branches, as of the relevant date, in each case as determined for financial reporting purposes, and (iii) the Book Value of a Commitment shall be deemed to be zero. The Book Value of a Purchased Asset shall be adjusted by any amount reflected as a discount, premium, deferred income or a reserve specifically allocated to such asset on the Accounting Records of the Seller. The Book Value of Loans shall be gross of the general loan loss reserve.

       Business shall mean the business and operations of Seller, including the Purchased Assets and the Assumed Liabilities, other than that related to the Excluded Assets, the Excluded Branches and the Excluded Liabilities.

       Business Day shall mean a day other than a Saturday, Sunday, Federal legal holiday or legal holiday under the laws of the State of Texas.

       Channelview Agreement shall mean that certain Purchase and Assumption Agreement dated as of April 1, 1994 by and among PDCI, Seller and Channelview Bank.

       Channelview Assets shall mean the Excluded Assets which are actually transferred to Channelview Bank, a Texas state bank, pursuant to the Channelview Agreement.

       Channelview Liabilities shall mean the Excluded Liabilities which are actually assumed by Channelview Bank, a Texas state bank, pursuant to the Channelview Agreement.

       Claims shall mean any and all judgments, claims, causes of action, charges, arbitrations, demands, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, orders, consents, decrees, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys' fees, disbursements and costs of investigations, deficiencies and imposts.

       Closing shall have the meaning set forth in Section 13.1 of this Agreement.

       Closing Date shall have the meaning set forth in Section 13.1 of this Agreement.

       Commitment shall mean an unfunded commitment to make an extension of credit (or additional advances with respect to a Loan) and all amendments, modifications, renewals, and extensions of the foregoing as reflected on the books and records of Seller with respect to the Purchased Branches that were made in the ordinary course of business and are legally binding on the Seller, as of the Closing Date (other than any Commitment that, upon being funded, would give rise to an Excluded Asset).

       Covered Assets shall mean those assets reflected in the Accounting Records as "Assets Covered by FRF" together with all assets, including notes and other receivables, reflected in the Accounting Records as payable to Seller by the FSLIC Resolution Fund, and all rights and benefits of Seller under the Assistance Agreement dated September 9, 1988, as amended, among the Federal Savings and Loan Insurance Corporation, Seller's predecessors and PDCI, as amended, and under the acquisition agreements and other related agreements entered into among Seller's predecessors, the receivers of various insolvent thrifts and applicable regulatory agencies in connection with the acquisition of insolvent thrifts by such predecessors.

       Credit Documents shall mean the agreements, instruments, certificates or other documents at any time evidencing or otherwise relating to, governing or executed in connection with, or as security for, a Loan, including, without limitation, notes, bonds, loan agreements, letter of credit applications, lease financing contracts, banker's acceptances, drafts, interest protection agreements, currency exchange agreements, repurchase agreements, reverse repurchase agreements, guarantees, deeds of trust, mortgages, assignments, security agreements, pledges, subordination or priority agreements, lien priority agreements, undertakings, security instruments, certificates, documents, legal opinions, participation agreements and inter-creditor agreements, and all amendments, modifications, renewals, extensions, rearrangements and substitutions with respect to any of the foregoing.

       Deposit shall mean a deposit as defined in 12 U.S.C. 1813(1), including overdrafts of customers and all uncollected items included in the depositor's balances and credited on the books of the Seller, reflected on the books and records of Seller with respect to the Purchased Branches.

       Environmental Laws shall mean laws, including, without limitation, federal, state or local laws, ordinances, rules, regulations and orders of courts or administrative agencies or authorities in and as in effect on the date of this Agreement relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1987, as amended ("SARA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), Hazardous and Solid Waste Amendments of 1984, as amended ("HSWA"), Hazardous Materials Transportation Act, as amended ("HMTA"), the Toxic Substance Control Act ("TSCA"), National Emissions Standard for Hazardous Pollutants ("NESHAP"), Occupational Safety and Health Act, but only to the extent such Act relates to the pollution of the applicable premises ("OSHA"), Federal Water Pollution Control Act, Clean Air Act, and other laws relating to pollution or protection of the environment, or to the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.

       ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

       Excluded Assets shall mean those assets set out and described in
Section 2.2 of this Agreement.

       Excluded Branches shall mean all branch locations of Seller not included as a Purchased Branch, and the related assets and liabilities, including the related premises, furniture and equipment, loans, deposits and contracts, unless expressly identified as a Purchased Asset or Assumed Liability.

       Excluded Liabilities shall mean those liabilities set out and described in Section 3.2 of this Agreement and made a part hereof, and any other liabilities not expressly assumed in Article III hereof.

       FDIC shall mean the Federal Deposit Insurance Corporation, or any successor agency.

       Federal Funds Rate shall mean an interest rate per annum equal for each day to

       (a) The weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

       (b) If such rate is not so published for any day which is a Business Day, the average of the quotations for such transactions received by the Purchaser from three federal funds brokers of recognized standing mutually agreeable to Purchaser and Seller.

       Final Amount shall mean an amount equal to (a) the Book Value of the Purchased Assets as reflected on the Final Asset and Liability Schedule, less (b) 1% of the amount by which (i) the Book Value of the Loans exceeds (ii) the amount, if any, of Deposits which are pledged as security for such Loans as reflected on the Final Asset and Liability Schedule, for a loan loss reserve, less (c) the Book Value of the Assumed Liabilities as reflected on the Final Asset and Liability Schedule, plus (d) $ 6,788,000.

       Final Asset and Liability Schedule shall mean the Schedule to be prepared in accordance with Section 4.2(b).

       Financial Statement Date shall mean December 31, 1993.

       FRB means the Board of Governors of the Federal Reserve System.

       Interim Amount shall mean an amount equal to (a) the Book Value of the Purchased Assets as reflected on the Interim Asset and Liability Schedule, less (b) 1% of the amount by which (i) the Book Value of the Loans exceeds (ii) the amount, if any, of Deposits which are pledged as security for such Loans as reflected on the Interim Asset and Liability Schedule, for a loan loss reserve, less (c) the Book Value of the Assumed Liabilities as reflected on the Interim Asset and Liability Schedule, plus (d) $
6,788,000.

       Interim Asset and Liability Schedule shall mean the Schedule to be prepared in accordance with Section 4.2(a).

       Interim Date shall mean the latest month end date as of which an asset and liability schedule of the Seller shall, as of the date which is two weeks prior to the anticipated Closing Date, be available.

       Knowledge or known -- An individual shall be deemed to have "knowledge" or to have "known" a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual serving as an executive officer would reasonably be expected, in the ordinary course of business and consistent with Seller's past practices, to discover or otherwise become aware of such fact or other matter. A corporation or bank shall be deemed to have "knowledge" of or to have "known" a particular fact or other matter if any individual who is serving as an executive officer (or in any similar capacity) of the corporation or the bank, has knowledge of such fact or other matter.

       Lease shall mean any lease to Seller of any portion of the Premises.

       Loans shall mean all of the following owed to Seller immediately prior to the Closing and (i) reflected on the books and records of Seller with respect to the Purchased Branches: loans on the books of Seller, lines of credit and other extensions of credit, including credit card plans, lease-financing contracts and other accounts and receivables owing to Seller immediately prior to the Closing, together with any and all instruments, documentation, security, guaranties and other rights and interests related to or pledged with respect to such Loans, but excluding any such loans which are Excluded Assets, and (ii) the additional loans described on Schedule 1.1.

       Material in any form, when applied to the Seller or the Purchased Branches, refers to facts or matters which, individually or in the aggregate, are material to the business, operations, results of operations, properties, assets or condition (financial or otherwise) of the Business (including the Purchased Assets and the Assumed Liabilities), as the case may be, and Material Adverse Effect refers to facts or matters which, individually or in the aggregate, would have a material adverse effect on the business, operations, results of operations, properties, assets or condition (financial or otherwise) of the Business (including the Purchased Assets and the Assumed Liabilities).

       Obligor shall mean each Person liable for the full or partial payment or performance of any Loan, whether such Person is obligated directly, indirectly, primarily, secondarily, jointly or severally.

       Other Real Property shall mean all of the rights, title and interest in any real property interest of Seller reflected on the books and records of Seller with respect to the Purchased
Branches, other than as security for Loans and other than the Premises and the Excluded Assets.

       OTS shall mean the Office of Thrift Supervision, or any successor agency.

       Person shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

       Plan shall mean, with respect to the employees of Seller, any "employee benefit plan", as such term is defined in Section 3(3) of ERISA and any other employee benefit plan, program, agreement, arrangement, policy, practice or understanding, including any foreign plan, personnel policy, stock option plan, bonus plan or arrangement, profit-sharing or pension plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, and any collective bargaining, consulting, employment, termination or change-of-control agreement or arrangement.

       Polluting Substances shall mean (a) asbestos, (b) urea formaldehyde foam insulation, (c) oil and gasoline products or wastes, and (d) all pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or regulated materials defined in CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA, NESHAP and/or any other Environmental Laws, as amended, and in the regulations promulgated pursuant thereto; provided to the extent that the laws of the State of Texas establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic substance," which is broader than that specified in any of CERCLA, SARA, RCRA, HSWA, HMTA, TSCA, OSHA or other Environmental Laws, such broader meaning shall apply.

       Premises shall mean (i) the banking houses, drive-in banking facilities and teller facilities (staffed or automated) together with appurtenant parking, storage and service facilities and structures connecting remote facilities to banking houses, and land on which the foregoing are located, that are owned or leased by the Seller on the date hereof and that are occupied by the Purchased Branches at the opening of business on the Closing Date, all as described on Schedule 8.1(r), (ii) those leasehold improvements, additions, alterations and installations constituting all or a part of the premises described in clause (i) and which were acquired, added, built, installed or purchased at the expense of the Seller, regardless of the holder of legal title thereto as of the Closing Date, and (iii) the furniture and equipment, leased or owned by the Seller and reflected on the books of the Seller with respect to the Purchased Branches as of the Closing Date, including automated teller machines, carpeting, furniture, office machinery (including personal computers), shelving, office supplies, safe deposit boxes, telephone, surveillance and security systems, artwork and data processing equipment (including hardware and software).

       Purchased Assets shall mean all of the Seller's assets, other than the Excluded Assets, as of the close of business on the Closing Date, including, without limitation, all business, assets, contracts, rights and properties, whether real or personal, tangible or intangible, wherever situated, and all of the books, records and files (irrespective of storage method and wherever situated) pertaining primarily thereto or to the Business, the employees of Seller to be employed by Purchaser after the Closing, or the operations of the Purchased Branches (other than those books, records and files of Seller prepared in connection with the negotiation of this Agreement and those related to the Excluded Assets), and the following:

       (a) All cash and receivables from depository institutions related to the Purchased Assets and Assumed Liabilities, including cash items in the process of collection, plus any accrued interest thereon computed through and including the Closing Date;

       (b) All Loans (other than Loans which are Excluded Assets), including Accrued Interest thereon computed through and including the Closing Date;

       (c) The Premises;

       (d) All Commitments;

       (e) All Assumed Contracts;

       (f) Safe Deposit Boxes and related business, subject to
Section 5.1; and

       (g) All Other Real Property and any other property, real or personal, acquired in connection with the foreclosure of or other collection activity with respect to any loan originated out of a Purchased Branch.

The Purchased Assets shall include all the related properties and assets which are reflected on the Accounting Records of the Seller as of the Financial Statement Date (excluding Loans collected, inventory sold and those other properties and assets collected or disposed of, all in the ordinary course of business and consistent with past practice, after the Financial Statement Date and prior to the Closing Date, and excluding the Excluded Assets) and all unpaid accrued interest, dividends and other income now or hereafter owing thereon.

       Purchased Branches shall mean the branch locations of the Seller identified on the attached Schedule 8.1(r).

       Required Regulatory Approvals shall mean all approvals required for Seller and Purchaser to effect the transactions set forth in this Agreement, whether required by the OTS, FDIC, FRB, Banking
Commissioner or any other regulatory authority with supervisory authority over Purchaser, Seller or PDCI.

       Safe Deposit Boxes shall mean the safe deposit boxes of the Purchased Branches, if any, including the removable safe deposit boxes and safe deposit stacks in the Purchased Branches' vault(s), all rights, benefits and obligations under rental agreements with respect to such safe deposit boxes, and all keys and combinations thereto.

       Taxes shall mean any federal, state, local or foreign taxes, including but not limited to taxes on or measured by income, estimated income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, franchise, capital stock, transfer, gains, profit, license, employees' withholding, foreign person withholding, backup withholding, social security, occupation, unemployment, disability, excise, severance, stamp, premium, value added taxes, taxes on services, real property, personal property, inventory and merchandise, business privilege, or windfall profit tax, custom, duty or other tax or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of such tax whether or not disputed.

       WARN shall mean the Workers Adjustment and Retraining
Notification Act of 1988.

   1.2 Certain Rules of Construction.  For purposes of this
Agreement.

   (a) Certain References. The words "herein," "hereof" and "hereunder," and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, Exhibits or Schedules, and similar references, are to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise specified.

   (b) General Rules. Unless the context otherwise requires; (i) the singular includes the plural, and vice versa; (ii) all definitions and references to an agreement, instrument or document shall mean such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, supplements or modifications thereto as the same may be in effect at the time such definition or reference is applicable for any purpose; (iii) all references to any party shall include such party's successors and permitted assigns; (iv) the term "including" means including, without limitation; and (v) reasonable attorneys' fees shall include allocated costs of in-house counsel.

   (c) Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the meanings given to them in accordance with generally accepted accounting principles, consistently applied, and all computations made pursuant to this Agreement shall be made in accordance with such principles.

                              ARTICLE II

                 PURCHASE AND SALE OF SELLER'S ASSETS

   2.1 Assets to be Purchased by Purchaser. In exchange for the Purchase Price and the assumption of the Assumed Liabilities, and upon the terms and subject to the conditions provided for in this Agreement, on the Closing Date, Seller shall grant, sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire, effective as of the Closing Date, the Purchased Assets.

   2.2 Assets Excluded by Seller. Notwithstanding anything to the contrary contained in this Agreement, the Purchased Assets shall not include, and Seller shall retain, the following assets of Seller, which assets shall be the "Excluded Assets":

   (a) any action, judgment or claim of Seller against (i) any officer, director, employee, accountant, attorney, or any other Person employed or retained by Seller or any predecessor institution on or prior to the Closing Date arising out of any act or omission of such Person in such capacity, (ii) any underwriter of financial institution bonds, banker's blanket bonds or any other insurance policy of Seller or any predecessor institution, and (iii) any other Person whose action or inaction may be related to any loss (exclusive of any loss resulting from such Person's failure to pay on an extension of credit from Seller or any predecessor institution) of Seller accrued prior to the Closing Date in respect of an Excluded Asset; provided, however, that for purposes hereof, the acts, omissions or other events giving rise to any such claim shall have occurred on or before the Closing Date, regardless of whether any such claim is discovered and regardless of whether any such claim is made with respect to a financial institution bond, banker's blanket bond or other insurance policy of Seller or any predecessor institution in force as of the Closing Date;

   (b) any legal or equitable interest in tax refunds or tax receivables of Seller, if any, including any claims arising as a result of Seller having entered into any agreement or otherwise being joined with PDCI or any other Affiliate with respect to the filing of tax returns or payment of taxes, except to the extent accrued and reflected on the Final Asset and Liability Schedule;

   (c) any asset securing any Excluded Liability and all rights of recovery or mitigation against third parties for Claims against Seller or any Affiliate of Seller, or their assets or properties, arising out of or relating to any Excluded Liability or any Excluded Asset;

   (d) any right, title and interest of Seller in any payment to be made pursuant to Article IV hereof, or any other right of Seller under this Agreement;

   (e) the name "First Heights Bank" and any variation thereof;

   (f) the Excluded Branches and the related assets and operations, including real or personal property acquired in connection with the foreclosure of or other collection activity with respect to any loan originated out of an Excluded Branch, but excluding the loans described on Schedule 1.1;

   (g) assets described on the attached Schedule 2.2; and

   (h) any of the books, records and files related primarily to any Excluded Asset.

                               ARTICLE III

                        ASSUMPTION OF LIABILITIES

   3.1 Liabilities to be Assumed by Purchaser. On the terms and subject to the conditions provided for in this Agreement, Purchaser shall assume effective as of the Closing, and pay, discharge and perform when due all of the following, and only the following, contracts, liabilities and obligations of Seller as they exist in respect of the Purchased Branches as of the Closing (other than the Excluded Liabilities):

   (a) All liabilities accrued and reflected in the Final Asset and Liability Schedule, including Deposits and accrued interest thereon through and including the Closing Date, ad valorem taxes applicable to any of the Purchased Assets, and advances from borrowers relating to Loans, in each case only to the extent accrued and reflected on the Final Asset and Liability Schedule, which schedule shall not reflect any Excluded Assets;

   (b) All Commitments;

   (c) All Assumed Contracts, but only to the extent the assignment and assumption of such Assumed Contract will not constitute a breach thereof or in any way adversely affect the benefits, rights or obligations of Seller thereunder so that Purchaser would not in fact receive all such benefits and rights or would be subject to increased obligations;

   (d) Liabilities and obligations (other than Commitments or Assumed Contracts) relating to, or arising out of, the Purchased Assets and not reflected on the Final Asset and Liability Schedule (fixed, contingent or otherwise), but only to the extent such liabilities or obligations were incurred or have arisen in the ordinary course of business and are not known to Seller as of the Closing Date; and

   (e) the liabilities described on Schedule 8.1(i) that are identified as Assumed Liabilities, as such Schedule may be updated until the Closing Date for litigation arising out of the activities of the Purchased Branches after the date hereof and before the Closing Date.

   3.2 Liabilities Excluded by Seller. Notwithstanding anything to the contrary contained in this Agreement, the Assumed Liabilities shall not include, and Seller shall remain responsible for, the following liabilities of Seller, which liabilities shall be the "Excluded Liabilities" provided that Seller shall have no obligation or responsibility for any of the Channelview
Liabilities:

   (a) liabilities for the payment of income taxes resulting from the sale of the Business and any other liabilities for Taxes which are the responsibility of Seller pursuant to Section 5.4;

   (b) liabilities relating to, or arising out of, the Excluded
Assets;

   (c) liabilities, including deposits, arising out of the operations of the Excluded Branches, and all deposits of Seller reflected on its books and records as money desk deposits;

   (d) liabilities arising out of Seller's engagement of Merrill
Lynch, Pierce Fenner & Smith Incorporated and BFM Advisory L.P.;

   (e) liabilities relating to or arising under any Plan, and any other liabilities to employees of Seller, in either case arising prior to the Closing;

   (f) any liability of Seller to make a payment pursuant to Article IV hereof or any other liability of Seller or PDCI under this Agreement; and

   (g) the liabilities described on Schedule 8.1(i) that are not identified as Assumed Liabilities.

                               ARTICLE IV

                      PAYMENT FOR PURCHASED ASSETS

   4.1 Payment for Purchased Assets. (a) At the Closing, if the Interim Amount is a positive number, the Purchaser shall pay to Seller to such account as Seller shall have designated in writing to Purchaser prior to the Closing Date funds immediately available in Houston, Texas in an amount equal to the absolute value of the Interim Amount. If the Interim Amount is a negative number, Seller shall pay to Purchaser to such account as Purchaser shall have designated in writing to Seller prior to the Closing Date funds immediately available in Houston, Texas in an amount equal to the absolute value of the Interim Amount.

   (b) Upon the availability of the Final Asset and Liability Schedule prepared pursuant to Section 4.2(b), Seller shall calculate the amount of the Adjustment. If the Adjustment is a positive number, Purchaser shall promptly pay to Seller the absolute value of the amount of such Adjustment, together with interest from the Closing Date to the date of payment at the average of the Federal Funds Rate or Rates in effect from time to time during such period. If the Adjustment is a negative number, Seller shall promptly pay to Purchaser the absolute value of the amount of such Adjustment, together with interest from the Closing Date to the date of payment at the average of the Federal Funds Rate or Rates in effect from time to time during such period.

   4.2 Asset and Liability Schedules. (a) The Seller shall cause to be prepared a schedule (the "Interim Asset and Liability
Schedule") setting forth (i) the Book Value of all Purchased
Assets and (ii) the Book Value of all Assumed Liabilities, in each case as of the close of business on the Interim Date. Seller shall provide a copy of such Schedule to Purchaser no later than five Business Days prior to the Closing Date, together with copies of all work papers relating thereto and a duly completed and executed certificate of the chief executive officer of Seller to the effect that, to the best knowledge of such officer, such Schedule has been prepared in accordance with the requirements of this Agreement, and such Schedule shall, absent manifest error, serve as the basis for the calculation of the Interim Amount payable on the Closing Date.

   (b) As promptly as practicable but no later than 90 days after the Closing Date, the Purchaser shall cause to be prepared a schedule (the "Final Asset and Liability Schedule") substantially in the form of the Interim Asset and Liability Schedule setting forth (i) the Book Value of all Purchased Assets, and (ii) the Book Value of all Assumed Liabilities, in each case through the close of business on the Closing Date. Such Schedule shall be prepared by application of generally accepted accounting principles and procedures consistent with those utilized by Seller prior to the Closing Date. Upon the availability of the Final Asset and Liability Schedule, Purchaser shall deliver same to Seller, together with copies of all work papers relating thereto and a duly completed and executed certificate of the chief executive officer of Purchaser to the effect that, to the best knowledge of such officer, such Schedule has been prepared in accordance with the requirements of this Agreement.

   (c) In the event of any disagreement concerning the Final Asset and Liability Schedule, each party shall make available to the other such books and records relating to the Seller, the Purchased Branches, the Purchased Assets and the Assumed Liabilities as are relevant to such disagreement and are in the possession of such party, and the parties shall work together in good faith to resolve such disagreement. The portion of the Final Asset and Liability Schedule, if any, as to which the parties are unable to agree after 60 days shall be referred for resolution to a nationally recognized accounting firm (other than the regular accounting firm for Purchaser or Seller), mutually and reasonably acceptable to Seller and Purchaser. Within 60 days after its engagement, such accounting firm shall determine (based solely on presentations by Seller and Purchaser and not by independent review) only those issues in dispute and shall render a report as to the disputes. In resolving any disputed item, the accounting firm may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party, in each case, as presented to the accounting firm. The determination of such third party, whose costs and expenses shall be borne equally by Seller and Purchaser, shall be final and determinative for purposes of amounts to be included in the Final Asset and Liability Schedule. Upon such determination, the appropriate party shall make any additional payment required to be made in accordance with Section 4.1(b) (together with interest pursuant to Section 4.1(b)) in respect of the finally determined Adjustment.

   4.3 Adjustment of Interim Amount and Final Amount.
Notwithstanding the foregoing, the Interim Amount and the Final
Amount shall be adjusted as follows:

   (i) In the event that the aggregate Book Value of the Deposits relating to the Purchased Branches as of the Interim Date or the Closing Date, as the case may be, is less than 95% of the aggregate Book Value of the Deposits relating to the Purchased Branches as of the Financial Statement Date, the Interim
Amount or the Final Amount, as the case may be, shall be reduced by an amount equal to the product of 0.76% multiplied by such difference.

   (ii) In the event the aggregate Book Value of the Deposits relating to the Purchased Branches as of the Interim Date or the Closing Date, as the case may be, is more than 105% of the aggregate Book Value of the Deposits relating to the Purchased Branches as of the Financial Statement Date, the Interim Amount or the Final Amount, as the case may be, shall be increased by an amount equal to the product of 0.76% multiplied by such difference.

   (iii) In the event that any overdraft of a customer exceeds $5,000 or has been uncollected for 60 days or more as of the Closing Date, the Final Amount shall be adjusted by the amount of such overdraft and credited to the benefit of Purchaser if not collected as of 10 days before the date of delivery of the Final Asset and Liability Schedule, in which event, if such overdraft is subsequently collected by Purchaser, Purchaser shall promptly remit the amount so collected to Seller.

                               ARTICLE V

          AGREEMENTS CONCERNING CERTAIN RIGHTS AND OBLIGATIONS
                    WITH RESPECT TO PURCHASED ASSETS

   5.1 Agreement with Respect to Safe Deposit Business. The Purchaser hereby assumes and agrees to discharge from and after the Closing Date, in the usual course of conducting a banking business, the duties and obligations of the Seller with respect to all Safe Deposit Boxes, if any, located at the Purchased Branches and to maintain all the necessary facilities for the use of such boxes by the renters thereof during the period for which such boxes have been rented and the rent therefor paid to the Seller, subject to the provisions of the rental agreements between the Seller and the respective renters of such boxes, including Purchaser's or Seller's rights to relocate such boxes in a manner consistent with applicable law and the rental agreements between Seller and the respective renters of such boxes.

   5.2 Agreement with Respect to Leased Premises.

   (a) Seller agrees promptly to seek to obtain all necessary consents or approvals to the assignment or sublease of the Leases of leased Premises, and to keep Purchaser apprised of its efforts in that regard and the results of such efforts. Purchaser hereby agrees to accept an assignment from Seller of any or all Leases for leased Premises, and to assume the obligations thereunder, to the extent that such Leases may, as of the Closing Date, be assigned to and assumed by Purchaser. If an assignment cannot be made of any such Leases, Purchaser shall, if permitted by such Leases, enter into sublease agreements with Seller containing the same terms and conditions, and providing Purchaser with the same benefits and obligations, as provided under such existing Leases for such leased Premises.

   (b) Purchaser hereby agrees to give written notification to the appropriate lessor(s) that it has accepted an assignment or sublease of any such Leases.

   (c) In the event that Purchaser accepts an assignment or enters into a sublease, Seller agrees to facilitate the assumption, assignment or sublease (including by assisting the Purchaser in obtaining the consent of any party which may be necessary in order to effect such assignment or sublease) or the negotiation of new leases by Purchaser. Seller's assistance in facilitating any of the foregoing shall be limited to informal negotiation or resolution of disputed issues with third parties. Seller shall not be obligated to engage in litigation or make payments to Purchaser or to third parties in connection with facilitating any such assumption, assignment, sublease or negotiation of a new lease.

   (d) In the event Purchaser accepts an assignment or sublease of a Lease pursuant to this Section 5.2, Seller shall assign to Purchaser its rights to any security deposit with respect to such Lease and Purchaser shall pay to Seller the amount of any security deposit the rights to which are so assigned.

   (e) Purchaser shall, during its period of occupancy of any leased Premises, pay all operating costs with respect thereto accruing during occupancy and comply with all relevant terms of the applicable Lease(s) entered into by Seller, including the payment of all rent, taxes, fees, charges, utilities, insurance, and assessments to the lessor.

   (f) Notwithstanding the foregoing, in the event that within 90 days after the date hereof Seller is unable to obtain any necessary consent or approval for the assignment or sublease of any Lease of leased Premises, Purchaser shall not be obligated to assume any such Lease or enter into any such sublease; provided, that Seller may set forth in a writing to Purchaser the status of its efforts to obtain such consent or approval, the reasons that it has been unable to obtain such consent or approval prior to such date, and its judgment as to its ability to obtain such consent or approval after such date but before the Closing Date, and request that Purchaser extend for up to an additional 30 days the period of time which Seller shall have to obtain any such approval or consent, which extension shall not be unreasonably withheld by Purchaser.

   5.3 Title Insurance. Purchaser may obtain, at Purchaser's expense, title insurance commitments (or such functional equivalents as Purchaser reasonably deems satisfactory) with respect to any or all of the Purchased Branches. Within 45 days after the date hereof, Purchaser shall give written notice to Seller of all exceptions (shown on such reports) that cannot be insured against or in respect of which affirmative insurance is unavailable and which do not constitute Permitted Encumbrances, as defined in Section 8.1(h). On Purchaser's request, Seller agrees to provide Purchaser with copies of any title policies, title commitments, title reports, abstracts of title or other title information in Seller's possession with respect to any or all of the Purchased Branches or Other Real Property.

   5.4 Tax Matters.

   (a) Tax Representations. Seller represents and warrants to Purchaser on the date hereof and as of the Closing Date as follows:

   (i) Any and all Taxes relating to the Purchased Assets, the Assumed Liabilities, and the operations of the Purchased Branches which are due and payable on or prior to the Closing Date have been paid in full, or will be so paid on or prior to the Closing Date. All Tax Returns (including extensions or amendments thereto) required to be filed with any relevant taxing authority on or prior to the Closing Date with respect to any and all Taxes relating to the Purchased Assets, Assumed Liabilities, or the operations of the Purchased Branches have been timely filed or will be timely filed on or prior to the Closing Date.

   (ii) With respect to the assumed Deposit liabilities, Seller is in compliance with applicable laws and Internal Revenue
Service ("IRS") regulations relative to obtaining from depositors of the assumed Deposit liabilities executed IRS
Forms W-8 and W-9, or is back-up withholding on such accounts.

   (iii) All information returns, reports and forms required to be furnished by Seller and any predecessor of Seller that was an Affiliate of Seller or PDCI to any depositor or to any taxing authority with respect to the Purchased Assets, Assumed Liabilities, or the Purchased Branches have been or will be furnished to such depositors or such taxing authority within the time required by applicable law. All employment tax information reports, returns and forms required to be furnished by Seller and any such predecessor of Seller, as predecessor employer, to any employee of Seller or to any taxing authority with respect to compensation paid by Seller and any such predecessor of Seller to such employee (such as IRS Form W-2) have been or will be furnished to such employees within the time required by applicable law.

   (b) Liability for Taxes. (i) Liability of Seller. Except as set forth in Section 5.4(c), with respect to the Purchased Assets, the Assumed Liabilities, and the operations of the Purchased Branches transferred at the Closing, Seller shall be liable for and indemnify Purchaser for all Taxes imposed on such Purchased Assets or income therefrom, such Assumed Liabilities or payments in respect thereof, or the operation of the Purchased Branches (including employment taxes) for (1) any taxable year or period that ends on or before the Closing Date and (2), with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

   (ii) Liability of Purchaser. With respect to the Purchased Assets, Assumed Liabilities, and the operations of the Purchased Branches transferred at the Closing, Purchaser shall be liable for and indemnify Seller for all Taxes imposed on such Purchased Assets or income therefrom, such Assumed Liabilities or payments in respect thereof, or the operation of such Purchased Branches for (1) any taxable year or period that begins after the Closing Date and (2), with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. Notwithstanding the foregoing, Purchaser shall be liable for and indemnify Seller for all real and personal property ad valorem Taxes relating to the Purchased Assets for the calendar year in which the Closing occurs, which Taxes shall be accrued on the Interim Asset and Liability Schedule or the Final Asset and Liability Schedule and shall be Assumed Liabilities.

   (iii) Proration of Taxes. Except as otherwise agreed to by the parties, for purposes of subsections (i) and (ii), whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing
Date shall be determined by assuming that the taxable year or period ended at the close of business on the Closing Date.
With respect to any real property or personal property Taxes for a period that begins before and ends after the Closing
Date, such Taxes shall be apportioned based on the number of days in the taxable period on or prior to the Closing Date.

   (iv) Limitation of Liability of Purchaser. Seller and Purchaser expressly acknowledge and agree that (1) Purchaser's liability for Taxes arising out of the consummation of the purchases and sales contemplated by this Agreement is limited to the Taxes described in subsection (ii) above, (2) Purchaser is not assuming, expressly or by implication, any other Taxes of Seller (and specifically is not assuming liability for any income or franchise taxes measured by Seller's or any affiliate of Seller's net income) attributable to the conduct of Seller's business or to its assets or liabilities and (3)
Seller shall indemnify and hold Purchaser harmless from and against any Taxes not described in subsection (b) above.

   (c) Sales and Transfer Taxes. All excise, sales, use, transfer and similar Taxes that are payable or that arise as a result of the consummation of the purchase and sale contemplated by this Agreement shall be borne by Seller whether such Taxes are imposed upon Seller or Purchaser.

   (d) Payments of Amounts Due under Section 5.4. All subsequent payments under this Section 5.4 shall be made as soon as determinable and shall be made and bear interest from the date due to the date of payment at the average of the Federal Funds Rate or Rates in effect from time to time during such period. Any payments made by Seller to Purchaser or by Purchaser to Seller after the Closing shall be treated by both parties to the extent permitted by applicable law as an adjustment to the Purchase Price.

   (e) Information Reporting and Withholding.

   (i) Unless otherwise agreed by the parties and except as otherwise provided in this Section, Seller shall be responsible for the filing of all information returns or reports required by state or federal law with the IRS, other applicable taxing authority, and depositors and customers with respect to interest and points paid by or to Seller or any predecessor of Seller that was an Affiliate of Seller or PDCI on or prior to the Closing Date with respect to the Purchased Assets and Assumed Liabilities. Seller shall be responsible for delivering to payees all IRS notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the assumed Deposit liabilities. Purchaser shall be responsible for filing such returns and reports for interest paid or received after the Closing Date and for delivering notices to payees required to be delivered after the Closing Date.

   (ii) Notwithstanding paragraph (i) above, and unless otherwise agreed to by the parties, Seller and Purchaser agree that they will comply with IRS Revenue Procedure 90-57, 1990-2 C.B. 641 with respect to the filing of Forms 1099-INT for the calendar year including the Closing Date, and accordingly, Purchaser will assume Seller's obligation to file such forms with respect to interest payments made on the assumed Deposit liabilities for such year.

   (iii) Any amounts required by any governmental agencies to be withheld from any of the assumed Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

   (iv) Seller and Purchaser shall, prior to the Closing Date, consult (and each party shall take such actions as are necessary) to permit the other party timely to file any information returns or reports and to deliver notices required to be filed or delivered in the post-Closing period.

   (v) On or prior to the Closing Date, Seller will deliver to Purchaser a certificate certifying that Seller is a United Sates person and that Seller is not a foreign person for the purpose of the provisions of Sections 7701 and 1445 of the Internal Revenue Code of 1988, as amended.

   (f) Tax Returns. Except as provided in Section 5.4 and as otherwise agreed to by the parties, with respect to the Purchased Assets, Assumed Liabilities, and the Purchased Branches transferred at the Closing, (a) Seller shall file or cause to be filed when due all Tax Returns that are required to be filed with respect to such Purchased Assets or income therefrom, such Assumed Liabilities or payments in respect thereof, or the operation of such Purchased Branches for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns and (b) Purchaser shall file or cause to be filed when due all Tax Returns with respect to such Purchased Assets or income therefrom, such Assumed Liabilities or payments in respect thereof, or the operation of such Purchased Branches for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. If Seller (or Purchaser) shall be liable hereunder for any portion of the Tax shown due on any Tax Return prepared by the other party, the party preparing the Tax Return shall deliver a copy to the party so liable not less than 10 days prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions). Seller or Purchaser as the case may be shall pay in immediately available funds the Taxes for which it is liable pursuant to Section 5.4(b)(i) or 5.4(b)(ii) but which are payable with Tax Returns to be filed by the other party pursuant to the previous sentence on the due date for the payment of such Taxes.

   (g) Assistance and Cooperation. Seller and Purchaser shall as of the Closing Date:

   (i) Assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Section 5.4 including any returns or forms required pursuant to Section 5.4(h); provided, however, that either party may withhold, or excise portions of, confidential records, documents or information if it is necessary to do so to reasonably protect the confidentiality thereof;

   (ii) Cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns with respect to the Purchased Assets or income therefrom, the Assumed Liabilities or payments in respect thereof or the operations of the Purchased Branches;

   (iii) Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Purchased
Assets or income therefrom, the Assumed Liabilities or payments in respect thereof, or the operation of the Purchased
Branches;

   (iv) Provide timely notice to the other in writing of any pending or proposed tax audits or assessments with respect to the Purchased Assets or the income therefrom, the Assumed Liabilities or payments in respect thereof, or the operation of the Purchased Branches for taxable periods for which the other may have a liability under this Section 5.4;

   (v) Furnish the other with copies of all relevant correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period referred to in subsection (iv) above; and

   (vi) The party requesting assistance or cooperation shall bear the other party's reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers.

   (h) Allocation of Final Amount.

   (i) The parties to this Agreement agree to allocate the consideration for the Purchased Assets in accordance with the rules under Section 1060 of the Code, and the Treasury Regulations promulgated thereunder. Such allocation shall be based on the fair market values of the Purchased Assets and Assumed Liabilities. Prior to Closing, the parties shall use their reasonable best efforts to make an agreed allocation in a schedule (the "Allocation Schedule"). If the parties cannot so agree on an Allocation Schedule, each party shall be entitled to comply with Section 1060 in accordance with its own discretion.

   (ii) If the parties shall agree on the Allocation Schedule, Seller and Purchaser agree to act in accordance with the computations and allocations contained in the Allocation
Schedule in any relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or the Treasury Regulations promulgated thereunder and any comparable provision of state or local tax laws ("1060 Forms")) and to file such 1060 Forms in the manner required by applicable law. Seller and Purchaser will promptly notify each other in accordance with
Section 5.4(i) of any challenge by any Tax authority to such computations or allocations.

   (i) Period of Indemnification. Without limiting the provisions of Section 5.4(g), the notification and contest provisions of
Article XII shall apply to claims for indemnification under
Section 5.4; provided, however, that notice of claim for indemnification pursuant to Section 5.4 shall be given prior to the expiration of the applicable statute of limitations (as extended) for the assertion of the claims for Taxes by the relevant Tax authority. The representations in Section 5.4(a) shall survive the Closing until the expiration of the relevant limitations period for the assertion of claims by the relevant
Tax authority.

                               ARTICLE VI

           DUTIES WITH RESPECT TO DEPOSIT LIABILITIES ASSUMED

   6.1 Payment of Checks, Drafts and Orders. Effective on the day after the Closing Date, Purchaser agrees to pay all properly drawn checks, drafts and withdrawal orders presented to it by mail, over its counter or through clearing by depositors in respect of all Deposits and other liabilities assumed pursuant to Section 3.1, whether drawn on the check or draft forms provided by Seller or by Purchaser, to the extent that the Deposit balances (calculated in a manner consistent with applicable law and applicable agreements between Seller and depositors) to the credit of the respective makers or drawers assumed by Purchaser under this Agreement are sufficient to permit the payment thereof, and in all other respects to discharge, in the usual course of conducting a banking business, the duties and obligations of the Purchased Branches with respect to the Deposit balances due and owing to the depositors of the Purchased Branches assumed by the Purchaser under this Agreement. Purchaser will assume responsibility for obtaining and maintaining deposit insurance from FDIC in respect of all Deposits to be assumed hereunder, effective on and after the Closing Date, including all costs, fees and expenses associated therewith.

   6.2 Interest on Deposit Liabilities Assumed. Purchaser agrees that after the Closing Date, it will accrue and pay interest on the Deposits and other liabilities assumed pursuant to Section 3.1 in accordance with the terms of the respective Deposits and other agreements between the Seller and the depositors or other third persons to the extent required by such agreements, subject to Purchaser's right to change terms in accordance with such agreements and applicable law.

   6.3 Notices to Depositors. Prior to the Closing, the Purchaser and the Seller shall cooperate with each other in sending notices to depositors in respect of all Deposits to be assumed by Purchaser hereunder which, in the judgment of Seller or Purchaser, are necessary or advisable in light of the transactions contemplated by this Agreement, and neither Seller nor Purchaser shall unreasonably object to any notice desired to be sent by the other party to such depositors. Within a reasonable period of time after the Closing Date and in compliance with any applicable law, Purchaser shall give notice to depositors in respect of all Deposits being assumed by Purchaser of its assumption of the Deposit liabilities of each such Purchased Branch by mailing to each such depositor a notice with respect to such assumption; provided, however, that any such notice shall be subject to the prior approval of Seller to the extent such notice refers to Seller, which approval shall not be unreasonably withheld. Seller agrees that on the Closing Date it will provide to Purchaser a true and correct list of the Deposits to be assumed by Purchaser hereunder as of the Closing Date in a medium mutually acceptable to Seller and Purchaser.

                               ARTICLE VII

                                 RECORDS

   7.1 Transfer of Records.

   (a) As of the Closing, Seller will assign, transfer and convey to Purchaser all of the records, including computer records, reflecting, among other things, transaction histories, pertaining primarily to the Purchased Assets and all of the records, reflecting, among other things, transaction histories, including computer records, pertaining primarily to the Assumed Liabilities, including, with the consent of each affected employee, all records relating to employees of the Seller that are to be employed by Purchaser after the Closing (including records relating to date of hire, length of employment, compensation history and I-9 forms), records relating to the operations of the Purchased Branches, and the following records pertaining to the Deposit liabilities to be assumed by Purchaser:

   (i) all signature cards, orders, contracts between the Seller with respect to the Purchased Branches and their depositors and records of similar character;

   (ii) all passbooks of depositors held by the Seller with respect to the Purchased Branches, deposit slips, cancelled checks and withdrawal orders representing charges to accounts of depositors, and all other records evidencing the transaction history with respect to any Deposit liability;

and the following records pertaining to the Purchased Assets:

   (iii) all records of deposit balances carried with other banks, bankers or trust companies;

   (iv) all Credit Documents, collateral records and credit files and other documents;

   (v) all deeds, mortgages, abstracts, surveys, and other instruments or records of title pertaining to real estate or real estate mortgages;

   (vi) all signature cards, agreements and records pertaining to safe deposit boxes, if any; and

   (vii) all passbooks of depositors held by the Seller with respect to the Purchased Branches, deposit slips, cancelled checks and withdrawal orders representing charges to accounts of depositors, and all other records evidencing the transaction history with respect to any Purchased Asset.

   (b) Seller, at its option, may assign and transfer to Purchaser by a single blanket assignment or otherwise any other records primarily relating to the Purchased Assets and the Assumed Liabilities not assigned and transferred to Purchaser as provided in this Agreement, including loan disbursement checks, general ledger tickets, official bank checks, proof transactions (including proof tapes) and paid out loan files.

   7.2 Delivery of Assigned Records. Seller shall deliver or make available to Purchaser all records described in Section 7.1 not later than the Closing Date.

   7.3 Preservation of Records. Purchaser agrees that it will preserve and maintain for the joint benefit of Seller and Purchaser all records relating to the Purchased Branches of which it has custody for a period of seven years after the Closing Date. Seller agrees to preserve and maintain for the joint benefit of Seller and Purchaser all records relating to the Purchased Branches of which it has custody for a period of seven years after the Closing Date.

   7.4 Access to Records; Copies. To the extent permitted by law and applicable agreements, Purchaser agrees to provide Seller, upon Seller's written request stating the reason therefor, a copy of any record acquired from Seller pursuant hereto of which Purchaser has custody. To the extent permitted by law and applicable agreements, Seller agrees to provide Purchaser, upon Purchaser's written request stating the reason therefor, a copy of any record relating to the Purchased Assets or the Assumed Liabilities of which Seller has custody. The party requesting a copy of any record shall bear the cost (based on standard accepted industry charges to the extent applicable for providing such duplicate records). A copy of each record requested shall be provided as soon as practicable by the party having custody thereof.

                               ARTICLE VIII

                      REPRESENTATIONS AND WARRANTIES

   8.1 Representations and Warranties of Seller and PDCI. Seller has delivered to Purchaser on the date hereof the schedules to this Agreement in final form. At the Closing, Seller shall provide Purchaser with supplemental schedules to this Agreement reflecting changes thereto based on changes between the date of initial delivery of such schedules and the Closing Date as contemplated by this Agreement. Seller represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, and PDCI represents and warrants to Purchaser with respect to the matters described in Sections 8.1(b), (c), (d), (e) and (w) to the extent applicable to PDCI, as of the date of this Agreement and as of the Closing Date, the following:

   (a) Organization of Seller. Seller is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America and has corporate power and authority to own and operate its properties and to conduct its business as it is currently conducted.

   (b) Organization of PDCI. PDCI is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan.

   (c) Power. PDCI and Seller each has the corporate power and authority to enter into and, subject to obtaining all requisite governmental approvals, perform this Agreement and to carry out the terms hereof.

   (d) Authorization, Execution and Enforceability. The execution and delivery by PDCI and Seller of this Agreement and the performance by PDCI and Seller of their respective obligations hereunder have been duly authorized by all necessary corporate action on the part of PDCI and Seller, except for the approval of Seller's board of directors, which Seller shall obtain within three Business Days after the date hereof, or this Agreement will terminate. This Agreement has been duly executed and delivered by PDCI and Seller, and upon the due authorization, execution, and delivery of this Agreement by Purchaser and Compass, this Agreement will be the legal, valid and binding obligation of PDCI and Seller, enforceable against each of them in accordance with its terms, subject to obtaining all requisite governmental approvals and subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   (e) No Conflict With Other Instruments. The execution and delivery of this Agreement by Seller and PDCI and the consummation of the transactions contemplated hereby by Seller and PDCI, subject to obtaining all Required Regulatory Approvals, do not and will not violate any provision of, or constitute a breach of or default under, (i) their respective charter documents, or (ii) any applicable law, rule, regulation, judgment, ruling, order, writ, injunction or decree of any court, government or governmental agency, or any contract, agreement or instrument (other than contracts, leases or agreements included as Assumed Liabilities to the extent the assignment of which to Purchaser requires the consent of a third party), to which either PDCI or Seller is a party or by which either of them is bound, or constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of either PDCI or Seller, which in the event of any such violation, default, or creation of lien, charge or encumbrance described in (ii) above would reasonably be expected to have a Material Adverse Effect.

   (f) Books and Records. The books and records of Seller, including the Accounting Records, are complete and correct in all material respects and have been maintained in accordance with good business practice. The Accounting Records have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Accounting Records fairly present the financial position of Seller as of the date thereof, and the results of operations for Seller for the periods referred to therein. Seller did not have, as of the Financial Statement Date, any liabilities (absolute or contingent) which are material to the Business and are not reflected or provided for in the Accounting Records.

   (g) Absence of Certain Changes or Events. Except as otherwise set forth on the attached Schedule 8.1(g), since the Financial
Statement Date, Seller has not:

   (i) suffered any Material Adverse Effect;

   (ii) except in the ordinary course of business and consistent with prudent banking practices, (A) sold, transferred, leased, pledged, mortgaged, or otherwise encumbered or (except for this Agreement) agreed to sell, transfer, lease, pledge, mortgage or otherwise encumber, any of the Purchased Assets or rights with respect thereto, or (B) cancelled, waived, compromised or agreed to cancel, waive or compromise any debts, claims or rights with respect to the Purchased Assets or the Assumed Liabilities, involving in any such case an amount in excess of $100,000;

   (iii) except for (or as permitted by) this Agreement, entered into or agreed to enter into any agreement or arrangement granting any rights to purchase or lease any of the Purchased Assets or related property or rights of Seller or requiring the consent of any party to the transfer, assignment or lease of any of such Purchased Assets, property or rights;

   (iv) made or permitted any amendment, termination or lapse of any contract, lease, agreement, license or permit, if such amendment, termination or lapse (individually or in the aggregate) would reasonably be expected to have a Material
Adverse Effect;

   (v) made any change in any method of management or operation not in the ordinary course of business, or any accounting change;

   (vi) granted any general increase in the compensation of its officers or employees (including any increase pursuant to any bonus, pension, profit-sharing or other Plan or commitment), except for normal periodic increases made pursuant to established compensation policies of Seller applied on a basis consistent with that of the prior year, other than increases and payments necessary, in Seller's reasonable discretion, to maintain and preserve the operation of its business, all of which increases that relate to employees with respect to Purchased Branches shall be promptly disclosed in writing to Purchaser by Seller; or

   (vii) entered into any other transaction or conducted its affairs, in either case related to the Business, other than in the ordinary course of business and consistent with prudent banking practices except as contemplated by this Agreement.

   (h) Title to Seller's Assets. Seller has, and prior to the consummation of the transactions contemplated hereby, Seller will have, and upon consummation of the transactions contemplated hereby Purchaser will have, good and indefeasible title in and to all of the Purchased Assets (other than those assets disposed of in the ordinary course of business of Seller ), in each case, free and clear of all mortgages, pledges, security interests, liens, charges, claims and encumbrances, except (i) as set forth in the attached Schedule 8.1(h), and (ii) liens for Taxes not yet due and payable (such items described in clauses (i) and (ii) are collectively referred to as "Permitted Encumbrances").

   (i) Litigation.  Except for matters described in the attached
Schedule 8.1(i), there are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to Seller's knowledge, threatened against Seller before any court, government agency, administrative body or arbitrator. There is no litigation or proceeding pending or, to Seller's knowledge, threatened against PDCI or Seller which challenges the legality or enforceability of this Agreement or which seeks to prohibit or delay the consummation of the transactions contemplated herein.

   (j) Contracts.  The Assumed Contracts described in
Schedule 8.1(j) constitute all agreements, contracts and real and personal property leases (other than Credit Documents entered into in the ordinary course of business) to which the Seller is a party or otherwise relating to the Purchased Branches (but excluding any agreement, contract or lease relating to the Excluded Branches or the Excluded Assets) which, in the case of any such contract, agreement or lease, involve aggregate expenditures by the Seller of more than $100,000 during the entire relevant term in effect as of the date hereof or are not due to be terminated in accordance with the terms thereof within 12 months after the date hereof. Except for matters contained in the attached Schedule 8.1(j) and for Excluded Liabilities, Seller is not a party to or bound by any of the following, to the extent they relate to the Business: (i) employment contract (including without limitation any collective bargaining contract or union agreement) (ii) any Plan, including any bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or arrangements; (iii) lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, other than personal property leases involving annual payments of less than $50,000;
(iv) contract or commitment for capital expenditures in excess of $25,000 for any one project; (v) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days from the date of this Agreement, (vi) agreement or instrument or charter or other corporate restriction which materially and adversely affects the financial condition, assets, liabilities, business or prospects of Seller; (vii) contract or option to purchase or sell any real or personal property otherwise than in the ordinary course of business; (viii) indenture, mortgage, note, debenture, guaranty, security agreement or other debt instrument or agreement (exclusive of obligations entered into in the ordinary course of business) under which Seller has a liability; (ix) consulting or other similar contracts; (x) agreement between Seller and any present or former officer, director, employee or agent of Seller or PDCI or any business in which any of such persons has a material financial interest; or (xi) contract, other than the foregoing, not made in the ordinary course of business. Complete and correct copies of all such contracts, commitments, leases, agreements, Plans and other documents described in Schedule 8.1(j) have been made available to Purchaser.

   Seller (to the extent a failure of such performance would reasonably be expected to have a Material Adverse Effect) has in all material respects performed all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could result in default under, any outstanding indenture, mortgage, contract, lease or other agreement to which Seller is a party or by which the Business, the Purchased Assets or the Assumed Liabilities are bound or affected. Except as set forth in
Schedule 8.1(j), to the knowledge of Seller, all contracts, agreements and commitments disclosed to Purchaser pursuant to this
Section 8.1(j) and assumed by the Purchaser pursuant to this Agreement are valid, binding and in full force and effect, and no event has occurred and remains uncured which constitutes a material default or results in a right of acceleration, termination or any similar right by any party (or would, but for the passage of time or the giving of notice, constitute a material default or result in a right of acceleration, termination or similar right) under any such contract.

   (k) Applicable Laws and Governmental Authorizations. Except with respect to tax matters and environmental matters, as to which separate representations are made herein, (i) Seller is in compliance in all material respects with all applicable federal, state and local statutes, rules, regulations, orders and ordinances, including those relating to labor matters, civil rights matters and occupational safety and health matters relating to the Business, and (ii) except as described in Schedule 8.1(k), since January 1, 1989, the Seller has not received any written notification of any asserted past or present failure to comply with any such statutes, rules, regulations, orders, ordinances, codes, licenses, franchises, permits, authorizations, and concessions from any governmental authority or agency (other than relating to capitalization or profitability), where such failure has not been cured or waived.

   (l) Loans and Loan Commitments. Seller has provided Purchaser with a true and correct list of all Commitments requiring aggregate advances in excess of $25,000 and all Loans as of the Financial Statement Date, and before the Closing Date shall provide Purchaser a true and correct list of all Commitments and Loans as of the Interim Date. Other than with respect to Loans constituting Excluded Assets and other than as set forth in
Schedule 8.1(l):

   (i) Each Loan or Commitment included in the Purchased Assets was made or acquired by the Seller or the Purchased Branches, as the case may be, in the ordinary course of business at the time such Loan or Commitment was made or acquired, as the case may be.

   (ii) Except for loan participations held by the Seller or the Purchased Branches, none of the Loans or Commitments included in the Purchased Assets is presently serviced by third parties, and there are no obligations, agreements or understandings whatsoever that could result in any such Loan or Commitment becoming subject to any such third party servicing.

   (iii) There are no intentional misrepresentations of material facts made by officers or employees of the Seller or the Purchased Branches in the credit files relating to the Loans and Commitments comprising the Purchased Assets, provided that the term "facts" shall not include judgments or opinions of such officers or employees which were made in good faith.

   (iv) With respect to each Loan or Commitment transferred to
Purchaser:

   (A) Such Loan or Commitment was solicited, originated and currently exists in material compliance with all applicable requirements of federal, state, and local laws and regulations promulgated thereunder (for purposes of this clause (A), a Loan or Commitment would not be in material compliance if the non-compliance adversely affects the value or collectibility of the Loan or Commitment or subjects the lender to any penalty or liability);

   (B) Each note, agreement or other instrument evidencing a Loan or Commitment and any related security agreement or instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination principles and other laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity; and all actions necessary to perfect any related security interest have been duly taken; provided that certain provisions of such notes, agreements, other instruments, security agreements or instruments are or may be unenforceable in whole or in part, but the unenforceability of such provisions does not affect the validity thereof or make the rights or remedies established therein inadequate for the practical realization of the material benefits and security intended to be afforded thereby.

   (C) The terms of the applicable loan documents with respect to all Loans are consistent in all material respects with the terms of the internal loan approval for such Loan in effect at the time such Loan was made or Commitment and there has been no material modification to or material waiver of such terms except as evidenced in documents executed by the parties and included in such loan documents;

   (D) There is no valid claim or valid defense to the enforcement of such Loans or Commitments and the Seller has not taken or failed to take any action that would entitle any obligor or other party to assert successfully any claim against the Seller or the Purchaser (including without limitation any right not to repay any such obligation or any part thereof); and

   (E) Such Loan or Commitment, if originated by Seller, was made substantially in accordance with the Seller's standard underwriting and documentation guidelines as in effect at the time of its origination and has been administered substantially in accordance with the Seller's standard loan servicing and operating procedures as in effect from time to time.

   With respect to any Loans or Commitments acquired or assumed by Seller from the FDIC, Receiver of New First City, Texas - Lake Jackson, National Association pursuant to that certain Purchase and Assumption Agreement dated as of February 13, 1993 by and among the FDIC, Receiver of New First City, Texas - Lake Jackson, National Association, the FDIC and Seller (the "First City P&A Agreement"), the representations and warranties made in this
Section 8.1(l) are made only to the extent of Seller's knowledge.

   (m) Reserve for Possible Loan Losses. Seller's reserves for possible loan losses have been calculated in accordance with generally accepted accounting principles as applied to savings and loan associations and in accordance with all applicable laws, rules and regulations.

   (n) Environmental Compliance.  Except as set forth in
Schedule 8.1(n), to Seller's knowledge and only with respect to the Business and any of the Property:

   (i) The Seller and any Property owned, leased or operated by it is in compliance in all material respects with all applicable Environmental Laws, and the Seller has obtained and is in compliance in all material respects with all permits and licenses required under any applicable Environmental Law.
There is no past or present event, condition or circumstance that is reasonably likely to interfere with the conduct of the business of the Seller at any of the Purchased Branches in the manner now conducted relating to the Seller's compliance with applicable Environmental Laws or constitute a violation thereof which, in any such event, would reasonably be expected to have a Material Adverse Effect upon Purchaser, the Purchased Assets or the Assumed Liabilities;

   (ii) There are no actions, investigations or proceedings pending or threatened against the Seller, or involving any Property or any property where Polluting Substances generated by the Seller have been disposed, under any applicable Environmental Law, including any such action involving the release or threat of release of any Polluting Substance in excess of permitted levels, and the Seller has not received any notice in writing (whether from any regulatory body or private person) of violation, or potential or threatened violation, of any applicable Environmental Law which remains unresolved;

   (iii) There is no Property for which the Seller is or was required to give any notice or to obtain any permit or license under an applicable Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of it, where such notice was not given or such permit or license was not obtained or where any such requirement was not waived by the applicable regulatory authority;

   (iv) Except as disclosed in writing to Purchaser, the Seller has not generated or disposed of any Polluting Substances in an unlawful manner and for any such Polluting Substances, to the extent required by applicable law, properly executed manifests are on record with them and any appropriate regulatory agency;

   (v) There has been no release in or on any Property of Polluting Substances in violation of any applicable Environmental Laws and which would require any report or notification to any governmental or regulatory authority, where such report or notification was not given;

   (vi) There are no underground or above ground storage tanks on or under any Purchased Asset which are not in conformity with applicable Environmental Laws and any Purchased Asset previously containing such tanks has been remediated to the extent required under applicable Environmental Laws; and

   (vii) There is no asbestos containing material on any Purchased Asset other than in ordinary building materials in lawful use or which is naturally occurring or which consists of background concentrations.

   (viii) For purposes of this Section 8.1(n) and Section 9.6, "Property" includes any property (whether real or personal) which is leased, owned, operated or managed by Seller and which is included in the Purchased Assets or Premises, or is held as security for a Loan or Commitment listed on the attached Schedule 8.1(n) .

   (o) No Distributions. Since the Financial Statement Date, Seller has not declared or set aside or paid any dividend or made any other distribution with respect to its outstanding securities, or, directly or indirectly, purchased, redeemed or otherwise acquired any of its securities.

   (p) Regulatory Approvals. Neither Seller nor any of its Affiliates has received any indication from any federal, state or other governmental agency that such agency would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, including any Required Regulatory Approval.

   (q) Brokers' Fees. Except for Merrill Lynch, Pierce Fenner & Smith Incorporated and BFM Advisory L.P., neither Seller nor PDCI has employed any broker, finder or other investment advisor or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. Seller or PDCI will pay the fees of Merrill Lynch, Pierce Fenner & Smith Incorporated and BFM Advisory L.P., as applicable.

   (r) Purchased Branches. Attached hereto as Schedule 8.1(r) is a list, complete and accurate in all respects, of each Purchased Branch owned in fee by the Seller and each Purchased Branch which is leased by the Seller. Such list sets forth the address of each Purchased Branch, the legal description of each Purchased Branch owned in fee and a list of the lease agreement and all amendments thereto with respect to each Purchased Branch which is leased by the Seller.

   (s) Condition of Premises. The Premises are in good working condition for the conduct of the business of the Purchased Branches as currently conducted by the Seller. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best knowledge of the Seller, threatened against any Premises. All of the Premises are in compliance in all material respects with all applicable laws, rules and codes (including, without limitation, the Americans with Disabilities
Act), and requirements and regulations of all governmental authorities having jurisdiction over such Premises. The rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

   (t) Employment-Related Matters. At Purchaser's request, Seller shall provide a true and complete list of all persons employed by the Seller, including those on leave of absence, disability, layoff and vacation, as of the date hereof, together with the title, location, date of hire, compensation of each and, for purposes of benefit plan accrual calculations, date of birth. The Seller is not a party to or bound by any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the Seller's employees, nor is any such contract or agreement presently being negotiated. There is no unfair labor practice charge or complaint pending or, to the best knowledge of the Seller, threatened against or otherwise affecting the Seller. There is no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy in effect, threatened against or otherwise affecting the Seller. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Seller. Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and Seller is not engaged in any unfair labor practice.

   (u) Disclosure. The copies of all contracts, reports, agreements, correspondence and other documents relating in any manner to the Purchased Assets and Assumed Liabilities, furnished or made available at any time to Purchaser by or on behalf of Seller pursuant to this Agreement or in the data room are true, accurate and complete in all material respects.

   (v) Deposits. Schedule 8.1(v) sets forth in detail: (i) the categories of Deposits which are anticipated to be Assumed Liabilities, indicating the dollar amount of Deposits in each category and the percentage which such amount constitutes of all Deposits which are Assumed Liabilities as of the Financial Statement Date, (ii) the weighted average interest rate paid with respect to each such category of Deposits as of the Financial Statement Date, (iii) the weighted average maturity of each such category of Deposits as of the Financial Statement Date, and (iv) the other material terms and conditions applicable to each such category of Deposits, if any.

   (w) Approvals and Consents.  Except as described in
Schedule 8.1(w), no notices, reports or other filings are required to be made by PDCI or Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by any of them from, any governmental or regulatory authorities of the United States or the several States or any other persons to which any of them is obligated (including, without limitation, from any landlord under any Lease or from any other party to any Assumed Contract) in connection with the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated hereby.

   8.2 Representations and Warranties of the Purchaser and Compass. Compass and Purchaser hereby represent and warrant to Seller and PDCI, as of the date of this Agreement and as of the Closing Date, the following:

   (a) Organization of Purchaser. Purchaser is a bank duly organized, validly existing and in good standing under the laws of the State of Texas and has corporate power and authority to own and operate its properties and to conduct its business as currently conducted.

   (b) Power. Each of Compass and Purchaser has the corporate power and authority to enter into and, subject to obtaining all requisite governmental approvals, perform this Agreement and to carry out the terms hereof.

   (c) Authorization, Execution and Enforceability. The execution and delivery by Purchaser and Compass of this Agreement and the performance by Purchaser and Compass of their respective obligations hereunder have been duly authorized by all necessary corporate action on the part of Purchaser and Compass, except for the approval of the board of directors of Purchaser, which approval will be obtained within three Business Days after the date hereof, or this Agreement will terminate. This Agreement has been duly executed and delivered by Purchaser and Compass, and upon the due authorization, execution, and delivery of this Agreement by Seller and PDCI, this Agreement will be the legal, valid and binding obligation of Purchaser and Compass, enforceable against each of them in accordance with its terms, subject to obtaining all requisite governmental approvals and subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting the enforcement of rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

   (d) No Conflict With Other Instruments. The execution and delivery of this Agreement by Purchaser and Compass and the consummation of the transactions contemplated hereby by Purchaser and Compass, subject to obtaining all Required Regulatory Approvals, will not violate any provision of, or constitute a breach of or default under, (i) their respective charter documents, or (ii) any law, rule, regulation, judgment, ruling, any order, writ, injunction or decree of any court, government or governmental agency, or any contract, agreement or instrument, to which either Purchaser or Compass is a party or by which it is bound, or constitute an event which with the lapse of time or action by a third party could result in a default under any of the foregoing, which in the event of any such violation or default would reasonably be expected to adversely impact Purchaser's ability to consummate the transactions contemplated under this Agreement.

   (e) Litigation. There is no litigation or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser or Compass which challenges the legality or enforceability of this Agreement or which seeks to prohibit or delay the consummation of the transactions contemplated herein.

   (f) Regulatory Matters. Neither Purchaser nor any of its Affiliates has received any indication from any federal, state or other governmental agency that such agency would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, including any Required Regulatory Approval.

   (g) Brokers' Fees. Neither Compass nor Purchaser has employed any broker, finder or other investment advisor or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

   (h) Financing. Purchaser has either sufficient internally generated funds or committed financing arrangements to make all payments to Seller contemplated to be made hereunder.

   (i) Sophistication of Purchaser. Purchaser is a sophisticated investor, has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated by this Agreement, and that its bid and decision to acquire the Purchased Assets and assume the Assumed Liabilities are based upon the Purchaser's own independent evaluation of information deemed relevant to the Purchaser, and of information made available by Seller or Seller's personnel, agents or representatives. Purchaser has relied solely on its own investigation and it has not relied nor acted in reliance upon any oral or written information provided by Seller or its personnel, agents or representatives, other than that information specifically provided pursuant to this Agreement, the Accounting Records, the credit files of the Seller provided to Purchaser, or written information provided to Purchaser by Seller in the data room. Purchaser acknowledges that no employee, agent or representative of Seller has been authorized to make any statements, other than those specifically provided pursuant to this Agreement, the Accounting Records, the credit files of the Seller provided to Purchaser, or those written statements provided to Purchaser by Seller in the data room. Purchaser agrees and represents that the information made available to it is adequate and provides a sufficient basis on which to determine whether to consummate the transaction contemplated hereunder.

   (j) Organization of Compass. Compass is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

                             ARTICLE IX

                       CONTINUING COOPERATION

   9.1 General Matters. The parties hereto agree that they will, in good faith and with their best efforts, cooperate with each other to carry out the transactions contemplated by this Agreement and effect the purposes hereof. In particular, Seller agrees to cooperate in all reasonable respects with Purchaser before the Closing so as to assist Purchaser in minimizing the time and expense required of Purchaser after the Closing in order to integrate the Business into its operations; provided, however, that the foregoing duty of cooperation by Seller shall not impose any requirement or obligation on Seller which is materially burdensome or materially interferes with the conduct by Seller of its business and operations in the ordinary course. In addition, Purchaser agrees to provide Seller with transitional services as Seller shall reasonably request, of a nature, for a duration and for a fee (which fee shall be based on applicable market rates or standards), in support of Seller's operation and administration of the Excluded Branches which Seller will retain after the Closing Date, and consistent with the operation and administration of such retained Excluded Branches before the Closing Date.

   9.2 Additional Title Documents. Seller and Purchaser each agree, at any time, and from time to time, upon the request of the other party, to execute and deliver such additional instruments and documents of conveyance as shall be reasonably necessary to vest in such other party its full legal or equitable title in and to the property transferred or retained pursuant to this Agreement or in accordance herewith.

   9.3 Payment of Deposits. In the event any depositor does not accept the obligation of Purchaser to pay any Deposit liability assumed by the Purchaser pursuant to this Agreement and asserts a claim against Seller for all or any portion of any such Deposit liability, Purchaser agrees on demand to provide to Seller funds sufficient to pay such claim in an amount not in excess of the Deposit liability reflected on the books of Purchaser at the time funds for the payment of such claim are provided to Seller by Purchaser. Upon payment by Purchaser to Seller of such amount, Purchaser shall be discharged from any further obligation under this Agreement to pay to any such depositor the amount of such Deposit liability paid to Seller.

   9.4 Cooperation in Proceedings. In connection with any investigation, proceeding or other matter with respect to any Excluded Asset or Excluded Liability, or any Purchased Asset or Assumed Liability, Purchaser and Seller shall reasonably cooperate with each other, including making available to the other party, during business hours, such books, records and files in its possession as the other party shall reasonably request and providing copies of such books, records and files as the other party shall reasonably request. The cost of making any such copies shall be borne by the requesting party.

   9.5 First Heights Name.  Purchaser acknowledges and agrees that
(a) no rights of any kind whatsoever in the name "First Heights," "First Heights Bank" or any name similar thereto are being granted or transferred in connection with this Agreement, (b) from and after the Closing Date, Purchaser shall refrain from using such words or any word or expression similar thereto in the name under which it does business or in any corporate name, trademark, service mark or other name or mark used in connection with its business, and (c) as promptly as practicable after the Closing Date, but in any event within 30 days after the Closing Date with respect to exterior, primary signage and within 60 days after the Closing Date with respect to all interior and secondary, exterior signage, the foregoing names shall be removed from the Premises. Nothing herein shall require the Purchaser, except in the ordinary course of business or as required by the terms thereof, to reissue or replace deposits, checkbooks, passbooks, automated teller machine cards, Commitments or other Credit Documents relating to the Purchased Assets. Seller acknowledges and agrees that, after the Closing Date, it will not advertise, it will not otherwise solicit Deposits or other loan business except in relation to the Excluded Branches that Seller will retain after the Closing Date, and it will not contact any customer or former customer of Seller with respect to the Purchased Branches (other than a customer who was also a customer of any Excluded Branch retained by Seller after the Closing Date) for the purpose of seeking Deposits or any other business from such person. Seller further agrees not to directly or indirectly transfer the name "First Heights" to any financial institution or person or entity affiliated with any financial institution, and after such time as Seller ceases to operate any Excluded Branch retained by Seller after the Closing Date, Seller agrees not to and shall not use the name "First Heights" for any purpose whatsoever other than in connection with the winding up of its business and affairs. PDCI and Seller agree in the event of any sale of Seller to any financial institution or person or entity affiliated with any financial institution, any such Purchaser shall be required to agree not to use the name "First Heights" and promptly to change the name of Seller to a name not containing the words "First Heights". The parties agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 9.5, the injured party shall be entitled to immediate and temporary injunctive relief, as any such breach would cause such injured party irreparable injury for which it would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit any party hereto from pursuing any other remedies available to it for any such breach or threatened breach.

   9.6 Environmental Investigations. (a) Purchaser and its consultants, agents and representatives, shall have the right to the same extent Seller has or can obtain the right to inspect the Property, but not the obligation or responsibility, to inspect the Property during normal business hours or at other mutually agreed times and without interference with the conduct of Seller's business, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including test borings and soil, water, ground and other sampling ("Environmental Inspections") at any time prior to the Closing. Purchaser shall notify the Seller prior to any physical inspections of Property, and the Seller may place reasonable restrictions on the time of such inspections. Purchaser shall conduct any such Environmental Inspection at its sole expense and shall restore any Property damaged as a result of such inspection. Purchaser shall indemnify and hold Seller harmless against any injury, damage, cost or expense caused by, or arising out of, any such Environmental Inspection, except to the extent caused by the negligence of Seller. If the Purchaser has notified the Seller that (i) the factual substance of any warranty or representation set forth in Section 8.1(n) is not true and accurate with respect to any Property, irrespective of the knowledge or lack of knowledge of the Seller; (ii) any Environmental Inspection or other environmental survey has identified violations of applicable Environmental Laws with respect to any Property; (iii) any Environmental Inspection or other environmental survey has identified any past or present event, condition or circumstance with respect to any Property that would require remediation; (iv) there is present any underground or above ground storage tank in, on or under any Property which is not registered properly with appropriate governmental authorities (to the extent such registration is required under applicable Environmental Laws) and otherwise entitled to applicable governmental remediation funds, or which has resulted in a release of any Polluting Substances in violation of applicable Environmental Laws, or is otherwise in violation of applicable Environmental Laws; or (v) there is any asbestos containing material in, on or under any Property, the removal of which is required by applicable law in order for it to continue to be owned, occupied or operated as owned, occupied or operated prior to the Closing Date or the failure to remove which would subject the owner or operator of such Property to potential liability based on the then existing ownership or operation of such Property ("Potential Environmental Problem"), then the Seller shall, to the extent such Potential Environmental Problem can be cured or the Property can be remediated, have the right to cure such Potential Environmental Problem to Purchaser's reasonable satisfaction or to prepare a remediation plan for such Property reasonably acceptable to Purchaser and seek the approval of such remediation plan by the Texas Natural Resource Conservation Commission ("TNRCC"). Purchaser shall notify Seller of any Potential Environmental Problem not later than 105 days after the date hereof. Purchaser shall regularly advise Seller of the status of its environmental due diligence activities and of any Potential Environmental Problem promptly after it has been identified by Purchaser. To the extent such a plan is prepared and accepted, Seller shall, on Purchaser's request, perform or cause to be performed the remediation contemplated by any such plan to Purchaser's reasonable satisfaction, which remediation may be completed by Seller after the Closing if Seller is attempting to complete the remediation in a commercially reasonably manner. In the event that Seller is unable or unwilling to cure any Potential Environmental Problem or remediate any Property to Purchaser's reasonable satisfaction prior to Closing (subject to Seller's obligation to continue to complete in a commercially reasonable manner any remediation which is commenced but not completed prior to the Closing), and with respect to any Property which is Premises or Other Real Property only if the cost of any such cure or remediation is reasonably expected by Purchaser to exceed 20% of the Book Value of the Property in question, Purchaser or Seller shall have the right to exclude from the Purchased Assets and Assumed Liabilities any such Property, or any Loan or Commitment secured by any such Property, pursuant to written notice to the other party on or prior to the Closing. In the event that Purchaser elects to exclude any Loan or Commitment from the Purchased Assets or the Assumed Liabilities pursuant to the preceding sentence, Seller shall have the option to nevertheless include the Loan or Commitment in the Purchased Assets or Assumed Liabilities by reducing the Interim Amount and Final Amount by an amount equal to the amount of the reserve which Purchaser in its reasonable discretion advises Seller is necessary with respect to such Loan or Commitment. To the extent that any such reserve exceeds any losses suffered by Purchaser with respect to any such Loan or Commitment, which losses shall be reported to Seller by Purchaser in writing on not less than an annual basis, Purchaser shall be obligated to repay the amount of any such excess reserve to Seller upon the payment or other final satisfaction of any such Loan (or loan made pursuant to any such Commitment) or the termination of any such Commitment.

   (b) The Seller agrees to make available to Purchaser and its consultants, agents and representatives all documents and other material in the possession of Seller relating to pollution or violation of applicable Environmental Laws at any Property, or a review of conditions of any Property conducted for the purpose of assessing the existence of any of the foregoing, including, without limitation, the results of other environmental inspections and surveys, but excluding any information subject to any applicable attorney-client or attorney work product privilege (which exclusions based on privilege shall be disclosed to Purchaser with an identification of the Property to which such non-disclosed information relates). Seller also agrees that all engineers and consultants engaged by Seller who prepared or furnished such reports may discuss such reports and information with Purchaser and make all other related data available to Purchaser and its consultants, agents and representatives; provided, however, that Purchaser, its consultants, agents and representatives shall not discuss such matters with Seller's engineers and consultants except in the presence of a representative of Seller (other than such engineer or consultant). Purchaser agrees promptly to provide the Seller with a copy of all environmental reports prepared by its consultants as a result of the Environmental Inspections.

   (c) Subject to the requirements of applicable law, the results of, and any information obtained as a result of, any Environmental Inspection or discussions with Seller's engineers and consultants will be retained in confidence by Purchaser and its consultants, agents and representatives, will be made available to Seller upon request and will not be disclosed to any third party without the prior written consent of Seller. Purchaser will obtain in writing the agreement of all its personnel and such consultants, agents and representatives to this confidentiality requirement.

   9.7 Unisys Rental. Until not later than the last day of the calendar month which is at least six months after the Closing Date, Seller agrees to rent to Purchaser, and Purchaser agrees to rent, the Unisys A11-211 computer and its related operating software and laser printer ("Unisys Assets") for a rental of $25,368 per month. The rental shall be prorated for any period of less than one month. Purchaser shall be entitled to terminate this rental agreement at any time on 30 days' notice to Seller, and Purchaser agrees to terminate its rental of the Unisys Assets not later than the date of termination of that certain Facilities Management Agreement dated March 21, 1989 by and between Seller and The Newtrend Group ("Facilities Agreement") which agreement is being assigned to and assumed by Purchaser pursuant to this Agreement. Seller shall not terminate (to the extent within Seller's control), or agree to any date for the termination of, the Facilities Agreement without Purchaser's prior consent.

                               ARTICLE X

                          CONDITIONS PRECEDENT

   10.1 Conditions Precedent to Obligations of Seller and PDCI. The obligations of Seller and PDCI under this Agreement are subject to the satisfaction of each of the conditions precedent set forth in this Section 10.1.

   (a) Compliance. Purchaser shall have complied in all material respects with each of its covenants and agreements contained in this Agreement, if any, which are required to be performed or complied by it on or prior to the Closing Date.

   (b) Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser contained in
Section 8.2 of this Agreement shall be true and correct (without qualification as to the requirement of any consents or approvals) in all material respects at and as of the Closing Date as if made at and as of the Closing Date.

   (c) Consents and Approvals. Seller shall have received evidence reasonably satisfactory to Seller of all governmental approvals (including approvals, authorizations, declarations, licenses, registrations and filings) which are required under or pursuant to applicable laws and regulations, or which are otherwise required by or on the part of Seller and/or Purchaser, in connection with the execution, delivery and performance of this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby. Seller shall have received evidence reasonably satisfactory to Seller of all third party consents other than governmental approvals (including approvals, authorization, declarations, licenses, registrations and filings) which are required to permit Seller to transfer the material Purchased Assets, or to assign the material Assumed Liabilities, to Purchaser as contemplated by this Agreement.

   (d) Legal or Governmental Proceedings. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened in writing which questions the validity or legality of the transactions contemplated hereby, or which would reasonably be expected to materially and adversely affect Seller if the transactions contemplated hereby are consummated.

   (e) Secretary's Certificate. Seller shall have received a certificate from the Secretary of Purchaser in form and substance reasonably satisfactory to Seller, dated as of the Closing Date and certifying that (i) the Board of Directors of Purchaser has duly adopted a resolution, a copy of which shall be attached to such Secretary's Certificate, approving this Agreement and any agreements related to this Agreement and authorizing an officer or officers to execute and deliver this Agreement and such related agreements, (ii) such resolution is in full force and effect, and
(iii) such resolution has not been amended or modified in any respect. The Secretary's Certificate shall further certify (i) the name of each officer authorized to execute and deliver this Agreement and any agreements related to this Agreement, (ii) that each person so named is an officer of Purchaser holding the office or offices specified therein, and (iii) that the signature of each such person set forth in such Secretary's Certificate is his or her genuine signature.

   (f) Chief Executive Officer's Certificate. Seller shall have received a certificate from the Chief Executive Officer of Purchaser (or his designee) in form and substance satisfactory to Seller, dated as of the Closing Date and certifying as to the matters specified in Sections 10.1(a) and 10.1(b), which shall constitute a representation of Purchaser with respect thereto.

   (g) Consummation of Channelview Agreement. The transactions contemplated by the Channelview Agreement shall be concurrently consummated, or the Channelview Agreement shall have been terminated or closed in accordance with its terms.

   (h) Other Documents and Proceedings. Purchaser shall have executed and delivered to Seller such other documents in connection with the transactions contemplated by this Agreement as Seller may reasonably request, and Seller shall have received evidence reasonably satisfactory to Seller that any other corporate or other proceedings required on the part of Purchaser and any shareholder or holding company of Purchaser to be taken on or before the Closing Date in connection with this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby shall have been duly taken, and all documents incidental hereto and thereto shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received all such counterpart originals or certified or other copies of such documents as Seller may reasonably request.

   10.2 Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the satisfaction of each of the conditions precedent set forth in this
Section 10.2.

   (a) Compliance. Seller and PDCI shall have complied in all material respects with each of their covenants and agreements contained in this Agreement, if any, which are required to be performed or complied with by them on or prior to the Closing Date.

   (b) Accuracy of Representations and Warranties. Each of the representations and warranties of Seller contained in Section 8.1 of this Agreement shall be true and correct (without qualification as to the requirement of any consents or approvals) in all material respects at and as of the Closing Date as if made at and as of the Closing Date.

   (c) Consents and Approvals. Purchaser shall have received evidence reasonably satisfactory to Purchaser of all governmental approvals (including approvals, authorizations, declarations, licenses, registrations and filings) which are required under or pursuant to applicable laws and regulations, or which are otherwise required by or on the part of Purchaser and/or Seller, in connection with the execution, delivery and performance of this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby. Purchaser shall have received evidence reasonably satisfactory to Purchaser of all third party consents other than governmental approvals (including approvals, authorizations, declarations, licenses, registrations and filings) which are required to permit Seller to transfer the material Purchased Assets, or to assign the material Assumed Liabilities, to Purchaser as contemplated by this Agreement.

   (d) Legal or Governmental Proceedings. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened in writing which questions the validity or legality of the transactions contemplated hereby or which would reasonably be expected to materially adversely affect Purchaser if the transactions contemplated hereby are consummated.

   (e) Secretary's Certificate. Purchaser shall have received a certificate from the Secretary of each of Seller and PDCI in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date and certifying that (i) the Board of Directors of such party has duly adopted a resolution, a copy of which shall be attached to such Secretary's Certificate, approving this Agreement and any agreements related to this Agreement to which such Person is a party and authorizing an officer or officers to execute and deliver this Agreement and such related agreements, (ii) such resolution is in full force and effect, and (iii) such resolution has not been amended or modified in any respect. The Secretary's Certificate shall further certify (i) as to the name of each officer authorized to execute and deliver this Agreement and any agreements related to this Agreement on behalf of such party, (ii) that each person so named is an officer of such party holding the office or offices specified therein, and (iii) that the signature of each such person set forth in such Secretary's Certificate is his or her genuine signature.

   (f) Chief Executive Officer's Certificate. Purchaser shall have received a certificate from the Chief Executive Officer of Seller in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date, and certifying as to the matters specified in Sections 10.2(a) and 10.2(b), which shall constitute a representation of Seller with respect thereto.

   (g) Other Documents and Proceedings. Seller and PDCI shall have executed and delivered to Purchaser such other documents in connection with the transactions contemplated by this Agreement as Purchaser may reasonably request, and Purchaser shall have received evidence reasonably satisfactory to Purchaser that any other corporate or other proceedings required on the part of Seller and any shareholder or holding company of Seller to be taken on or before the Closing Date in connection with this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby shall have been duly taken, and all documents incidental hereto and thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received all such counterpart originals or certified or other copies of such documents as Purchaser may reasonably request.

   (h) Title Insurance Commitments. Purchaser shall have received binding title insurance commitments (each a "Title Report") from a title insurance company reasonably acceptable to Purchaser (the "Title Insurance Company") for the issuance of a policy in the form of an owner's policy of title insurance, insuring good and indefeasible title in the owned Purchased Branches at Closing in an amount not less than the Book Value of such Purchased Branches, subject to standard printed exceptions for such policy and otherwise free and clear of any and all liens, encumbrances, highways, rights-of-way, easements, leases, restrictions, licenses, tenancies, mineral leases, reservations or severances, agreements, covenants, conditions, limitations and other exceptions, except for Permitted Encumbrances.

   (i) Minimum Transfer of Premises. There shall have been transferred by the Seller to the Purchaser, either by special warranty deed, assignment of lease or sublease, Premises in respect of which at least 85% of the Deposits to be assumed by the Purchaser pursuant to this Agreement relate. If Purchaser identifies and occupies before Closing any new premises satisfactory to Purchaser which in Purchaser's reasonable judgment adequately replace the Premises of any particular Purchased Branch which Seller did not transfer to Purchaser, the Deposits associated with such new premises shall be treated as being related to transferred Premises for the purpose of this condition.

   (j) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Business.

   (k) Deposit Characteristics . After the date hereof, Seller shall have priced its Deposits in accordance with Schedule
10.2(k).

                                ARTICLE XI

                             CERTAIN COVENANTS

   11.1 Certain Covenants of PDCI and Seller. During the period from the date of this Agreement to the Closing Date, PDCI and Seller hereby covenant to and with Purchaser as follows:

   (a) Best Efforts. PDCI and Seller will use their best efforts to take or cause to be taken all reasonable actions necessary, proper or advisable to consummate this Agreement and to satisfy the conditions to their obligations hereunder, including such actions as Purchaser may reasonably consider necessary, proper or advisable in connection with filing applications and other instruments with, or obtaining approvals of, all requisite governmental bodies as contemplated by this Agreement, including assisting with the preparation of Purchaser's applications for all Required Regulatory Approvals.

   (b) Operations. From and after the date of this Agreement to the Closing Date, except with the prior approval of Purchaser (which approval shall not be unreasonably withheld) and except with regard to Excluded Assets and Excluded Liabilities, PDCI will use its best efforts to cause Seller to, and Seller will use its best efforts to, (i) carry on its business as currently conducted, (ii) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) perform in all material respects all of its obligations under contracts, leases and documents relating to or affecting its assets and business except such obligations as the Seller may in good faith reasonably dispute, (iv) maintain and preserve its business as presently conducted, (v) retain its present employees and customers, and
(vi) comply with and perform in all material respects all obligations and duties imposed upon it by all federal and state laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities. It is specifically agreed that the use of best efforts for purposes of this
Section 11.1(b) shall not require PDCI or Seller to violate or contravene any written regulatory agreement with regulatory authorities to which PDCI or Seller is subject, each of which is listed on Schedule 11.1(b).

   (c) Restriction on Dividends. Seller shall not declare or pay any dividend on or make any other distribution in respect of its capital stock.

   (d) Regulatory Events. Seller shall provide notice to Purchaser of any written communication received by Seller from any regulatory authority regarding the existence of any pending or threatened enforcement proceeding which would reasonably be expected to have a Material Adverse Effect, which notice shall describe the nature of such proceeding in general terms, exclusive of any information, the disclosure which is prohibited by law.

   (e) No Other Bids. Except with regard to Excluded Assets or Excluded Liabilities, neither PDCI nor Seller shall authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant or other agent or representative to entertain, solicit or encourage any inquiries or the making of any proposal which may reasonably be expected to lead to any proposal for a purchase of assets, assumption of liabilities, merger, business combination or acquisition of a substantial direct or indirect equity interest, or participate in any discussions or negotiations with respect thereto, or provide third-parties with any information relating to any such inquiry or proposal other than to inform third parties of the existence of the Agreement. PDCI or Seller, as the case may be, shall immediately inform Purchaser in writing of any such inquiries or proposals.

   (f) Access to Properties and Records. Seller will afford to the officers and authorized representatives of the Purchaser full access to the properties, books and records of Seller, during normal business hours, in order that Purchaser may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Seller. In the event that the transactions contemplated by this Agreement are not consummated, Purchaser will return to Seller all information and data relating to Seller delivered to Purchaser by, or on behalf of, PDCI or Seller, including any extracts or analyses thereof, and any and all copies thereof, and in such event, Purchaser agrees to use its best efforts to ensure that none of its officers, employees or agents divulges any confidential information relating to the business or assets of Seller to a third party or uses the same in any manner for the profit or to the benefit of Purchaser or any such officer, employee, agent or a third party.

   (g) Prohibited Dispositions; Lines of Business; Expenditures. Seller shall not, without the prior approval of Purchaser (which approval shall not be unreasonably withheld), (i) transfer, encumber or dispose of any of the Purchased Assets which are material, individually or in the aggregate, to Seller except in the ordinary course of business and consistent with prior practice, (ii) enter into any material new line of business, (iii) change its lending, investment, liability or other material banking policies in any material respect, provided, however, that Seller shall be obligated to maintain its single-family residential mortgage origination and related operations as currently maintained only to the extent that Seller believes it is commercially reasonable to do so, (iv) enter into any transaction with PDCI or any of its Affiliates affecting or relating to the Purchased Assets or Assumed Liabilities except as permitted or contemplated by this Agreement, (v) enter into any agreement or understanding which could result in any of the Loans or Commitments becoming subject to third party servicing, or (vi) commit to any capital expenditures or other capital obligation in respect of any Purchased Branch, other than for emergency repair or other maintenance matters requiring immediate attention therewith, in excess of $50,000. Notwithstanding anything to the contrary in this Section 11.1(g), any unsecured Loan or Commitment in excess of $400,000 or secured Loan or Commitment in excess of $1,250,000 made by Seller between the date hereof and the Closing Date may be determined by Purchaser to be an Excluded Asset, or Excluded Liability if a Commitment, in which case, such Loan or Commitment shall not be acquired or assumed by Purchaser on the Closing Date; provided that Purchaser shall have so advised Seller of such determination within five Business Days after approval of such Loan or Commitment by the applicable loan committee of Seller and such a determination shall be made only with respect to Loans or Commitments which do not substantially conform to Purchaser's existing credit and lending policies, as applied in the ordinary course of business consistent with past practices; and provided further that the foregoing restrictions shall not apply to the renewal of existing Loans or Commitments nor to any Loan or Commitment for which an application had been received from the borrower prior to the execution of this Agreement.

   (h) No Recordkeeping Changes. There shall be no significant change in the internal auditing program, bookkeeping and recordkeeping practices, or any change in accounting principles, standards and practices according to which the books and records of the Seller or Purchased Branches are kept.

   (i) Information for Applications and Statements. PDCI and the Seller will promptly furnish the Purchaser with all information concerning PDCI and the Seller required for inclusion in any application or statement, to be made by the Purchaser to or filed by the Purchaser with any governmental body in connection with the transactions contemplated by this Agreement.

   (j) Financial Information. Promptly after each calendar month ending after the date hereof and before the Closing, and in any event within 20 days after the end of each such month, Seller shall provide to Purchaser monthly unaudited financial information, in the form prepared for Seller's branch managers or otherwise reasonably acceptable to Purchaser, relating to the Purchased Branches.

   11.2 Certain Covenants of Purchaser. During the period from the date of this Agreement to the Closing Date, Purchaser hereby covenants to and with PDCI and Seller as follows:

   (a) Best Efforts. Purchaser will use its best efforts to take or cause to be taken as promptly as possible all actions necessary, proper or advisable to consummate this Agreement, including such actions as Seller and PDCI may reasonably consider necessary, proper or advisable in connection with filing applications and other instruments with, or obtaining all Required Regulatory Approvals as contemplated by this Agreement. To the extent required or appropriate to assure prompt consideration of each such application, Purchaser covenants and agrees promptly to file any and all necessary amendments, supplements or explanations to such applications. Within five (5) days after filing each application, amendment or supplement thereto, Purchaser shall deliver to Seller a copy of all non-confidential portions of such application, amendment, supplement or explanation thereto as filed.

   (b) Confidentiality. Purchaser covenants and agrees that all information, whether written or oral, regarding Seller, PDCI or any Affiliate of Seller or PDCI, received directly or indirectly from the OTS, FDIC or any other regulatory agency, Seller, PDCI, or their respective employees, officers, directors, agents, attorneys, accountants, consultants or other representatives (including any such information provided pursuant to Section 11.1(i)), shall be confidential and shall not be disclosed by Purchaser, its employees, officers, directors, agents, attorneys, accountants, consultants or representatives, except to the extent such disclosure is required by applicable law or should be disclosed in filings with regulatory agencies or governmental authorities; provided, however, there shall be excluded from the foregoing restrictions any such information which is part of the public domain or which is available from sources publicly available and access to which shall not violate any law, regulation or confidentiality restriction to which Seller or PDCI is subject. After the Closing, this Section 11.2(b) shall cease to apply to Purchaser with respect to any confidential information relating to the Business.

   Except as required by applicable law, Seller and PDCI covenant and agree that all information, whether written or oral, regarding the Business shall be kept confidential after the Closing and shall not be disclosed by Seller or PDCI, or their respective employees, officers, directors, agents, attorneys, accountants, consultants and representatives, and prior to the Closing such information shall be kept confidential to the same extent and in the same manner as it has been kept confidential prior to the date hereof.

   11.3 Certain Covenants Regarding Employees.

   (a) After the Closing Date, Purchaser, in its sole discretion, may employ, but shall have no obligation to employ, any employees of Seller that it elects to employ. Nothing contained herein is meant as or should be construed as an agreement to employ or an employment contract for any such employee. Nothing contained herein shall preclude Purchaser from attempting to hire or hiring any other employee of Seller or PDCI.

   (b) Seller shall be solely responsible for and shall pay in full to all of Seller's employees all compensation, bonuses and other payments, and all sick pay, vacation pay, deferred compensation and profit sharing benefits, accrued through the Closing Date for which PDCI or Seller is obligated under any Plan, or under any personnel or employee manual or policy or under any law or regulation, including any liability or obligation arising as a result of or in conjunction with the transactions contemplated hereby, and Seller shall satisfy all such obligations to such employees. Seller shall be solely responsible for any retirement annuity payable to any of its employees and for satisfying any obligations under Section 4980(B) of the Internal Revenue Code and
Part 6 of Title I of ERISA with respect to continuation of group medical coverage with respect to its employees.

   (c) Purchaser is not assuming, nor shall it have any responsibility whatsoever for the continuation of, or any liabilities under or in connection with, any Plan or any employment contract, collective bargaining agreement or severance arrangement. Purchaser is not, and shall not be deemed to be, a successor employer to Seller with respect to any Plan; and no plan adopted or maintained by Purchaser after the Closing is or shall be deemed to be a "successor plan," as such term is defined in
Section 4021(a) of ERISA, of any Plan. No assets held under any Plan shall be transferred, pursuant to this Agreement, to Purchaser or to any plan adopted or maintained by Purchaser.

   (d) Neither Purchaser nor Seller intend this Agreement to create any rights or interests, except as between Purchaser and Seller, and no present, former or future employee of Purchaser or Seller shall be treated as a third party beneficiary in or under this Agreement.

   (e) Notwithstanding the foregoing, with regard to employees of Seller who will be employed by Purchaser ("Former Seller Employees"): (i) all Former Seller Employees who accept employment with Purchaser as of the Closing Date shall be eligible to participate in the employee benefit plans and other fringe benefits of Purchaser on the same basis as such plans and benefits are offered to employees of Purchaser with comparable positions with Purchaser, and (ii) Purchaser shall credit such Former Seller Employees for their length of service with Seller (including any predecessor of Seller) for all purposes under each employee benefit plan and fringe benefit to be provided by Purchaser to such Former Seller Employees, other than under the Purchaser's Retirement Plan and the Purchaser's ESOP Plan. For purposes of this Section, "employee benefit plan and other fringe benefits" includes pension and profit-sharing plans, retirement and post-retirement welfare benefits, health insurance benefits, disability, life and accident insurance, sickness benefits, vacation, employee loans and banking privileges. Purchaser will use its best efforts to identify any employees of Seller that it does not intend to offer employment as soon as possible and will, in any event, provide a list of such employees to Seller no later than ten days prior to the Closing Date.

   (f) Seller agrees that it shall be responsible for compliance with WARN or any similar state law applicable to Seller's employees, and that Seller's obligations under WARN and any applicable state law are not Assumed Liabilities. Seller shall take such actions to comply with the notification requirements of any such laws in such a manner that the consummation of the transactions contemplated hereby will not be delayed or otherwise adversely affected.

   11.4 Purchase of Channelview Assets and Assumption of Liabilities. Seller will promptly advise Purchaser of the termination of the Channelview Agreement. Upon the termination of the Channelview Agreement, and subject to Section 11.5, Purchaser shall be obligated to purchase and assume, and Seller shall be obligated to sell and transfer, the "Purchased Assets" and the "Assumed Liabilities" (as such terms are respectively defined in the Channelview Agreement, and hereinafter referred to as the "Channelview Purchased Assets" and the "Channelview Assumed Liabilities," respectively), pursuant to the terms and conditions of the Channelview Agreement, except that the dollar amount included in clause (d) of the definitions of "Final Amount" and "Interim Amount" in the Channelview Agreement shall be zero, and that the Purchaser shall have no obligation to pay any liquidated damages pursuant to Section 14.1(b) of the Channelview Agreement. The parties hereto agree promptly to enter into any necessary agreement or amendment of this Agreement to evidence these obligations.

   11.5 Channelview Loan and ORE Review. Upon the termination of the Channelview Agreement, Seller shall make available to Purchaser all information which Purchaser may request with respect to the "Loans," "Commitments" and "Other Real Property" (as such terms are respectively defined in the Channelview Agreement, and hereinafter referred to as the "Channelview Loans," "Channelview Commitments" and "Channelview ORE, respectively), and Purchaser shall conduct due diligence with respect to such items in a manner consistent with the manner in which it conducted due diligence on the Purchased Assets and Assumed Liabilities. Within two weeks, or three weeks with the consent of Seller to a one-week extension requested in writing by Purchaser before the expiration of such two week period (which consent shall not be unreasonably withheld), after the date Purchaser receives notice of the termination of the Channelview Agreement, Purchaser shall advise Seller of (i) the extent, if any, to which Purchaser believes the Channelview Loans should be reserved in excess of 2.07% of the Book Value of the Channelview Loans, in the aggregate, and the extent, if any, to which the reserve on the Channelview ORE should be increased above $200,000 (collectively, the "Additional Reserve"), (ii) Purchaser's reasons therefor, and (iii) the identity of, and the portions of the additional reserve allocable to each of, the Channelview Loans and Channelview ORE which Seller shall be entitled to exclude from the Channelview Purchased Assets in order to eliminate the Additional Reserve. Upon receipt of such notice, Seller shall be entitled, at Seller's option, either
(i) to exclude from the Channelview Purchased Assets such that the additional reserve shall be eliminated, (ii) to pay to Purchaser an amount equal to the Additional Reserve and require Purchaser to retain such assets in the Channelview Purchased Assets, or (iii) to exclude from the Channelview Purchased Assets all the commercial Channelview Loans or all the installment Channelview Loans and require Purchaser to retain all assets not falling within the Channelview Loan portfolio to be retained by Seller, so long as the exclusion of such portfolio results in the elimination of the Additional Reserve with respect to the Channelview Loans and Channelview ORE to be included in the Channelview Purchased Assets. Seller shall make the foregoing election within 10 days after receiving the required notice from Purchaser.

   11.6 Insurance Cooperation. Seller agrees to assist Purchaser in obtaining the benefits of any insurance policies of Seller providing coverage with respect to the Business for periods prior to the Closing to the extent that such insurance coverage is then available, whether by assignment of such policies, making claims on behalf of Purchaser at Purchaser's expense and direction, or otherwise.

   11.7 Wholesale Deposits. Seller shall use its reasonable efforts to transfer to a party other than the Purchaser or pay in full prior to the Closing the deposits of Seller reflected on its books and records as money desk deposits as of the date hereof In the event that Seller is unable to so transfer or pay in full such money desk deposits prior to the Closing, Seller may, at its option on or prior to the Closing, require Purchaser to assume such deposits, in which event the Interim Amount and the Final Amount shall each be reduced by $563,000.

   11.8 Downtown Branch. In the event that Seller shall advise the Purchaser in writing prior to the Closing that Seller does not desire to retain following the Closing the branch of the Seller situated in downtown Houston, Texas, Purchaser shall agree to acquire such downtown branch from Purchaser and the related Premises, in which event the downtown branch shall be deemed to be a Purchased Branch for all purposes of this Agreement and Seller shall amend Schedule 8.1(r) hereof to reflect the inclusion of the downtown branch as a Purchased Branch. In the event that Purchaser is unable to occupy the Premises of such branch, Purchaser will use its best efforts to otherwise assume the deposits of such branch with no premium due to be paid by Purchaser to Seller with respect to the assumption of the deposits of such branch.

                               ARTICLE XII

                        SURVIVAL; INDEMNIFICATION

   12.1 Survival. The representations and warranties set forth in this Agreement and in any exhibit or schedule hereto or in any certificate or document delivered pursuant to any provision of this Agreement requiring such delivery shall survive two years after the Closing Date, following which date (subject to the provisions below) no party may bring any action or present any claim for a breach of any such representation or warranty; provided, however, that the expiration of any representation or warranty shall not affect the rights of an indemnified party under this Article XII with respect to a bona fide claim that has been asserted and remains unresolved if the indemnifying party has received a Claim Notice (as defined in Section 12.4(b) below) with respect thereto prior to the time at which such representation and warranty expired.

   12.2 Seller's and PDCI's Indemnities. From and after the Closing Date, Seller and PDCI jointly and severally agree to and shall absolutely and irrevocably indemnify, defend and hold harmless Purchaser and every Affiliate of Purchaser and their respective directors, stockholders, officers, partners, employees, agents, consultants, representatives, successors, transferees and assignees (collectively, the "Purchaser Indemnified Parties"), from, against and in respect of any and all Claims which arise or result from or relate to the following (herein collectively referred to as the "Purchaser Indemnified Liabilities," and individually as a "Purchaser Indemnified Liability"):

   (a) the Excluded Liabilities (other than the Channelview
Liabilities);

   (b) the Excluded Assets (other than the Channelview Assets);

   (c) the Purchased Assets or the Assumed Liabilities, to the extent that such claim arose or is based upon any action occurring prior to the Closing Date and such claim was not reflected in the Accounting Records or the Final Asset and Liability Statement, as approved by Seller or as revised by the arbitrator pursuant to
Section 4.2(c) (unless it arose in the ordinary course of business);

   (d) liabilities and expenses incurred by Purchaser or Compass in excess of $200,000, in the aggregate, for litigation or administrative or regulatory proceedings whether or not accrued and reflected in the Accounting Records or the Final Asset and Liability Statement or identified as an Assumed Liability on
Schedule 8.1(i), arising out of Seller's actions or omissions to act that occurred prior to the Closing, and regardless of whether such actions or omissions to act occurred in or out of the ordinary course of business;

   (e) any misrepresentation or any breach of any representation or warranty made by Seller or PDCI pursuant to this Agreement; and

   (f) any breach of any agreement or covenant to be performed by Seller or PDCI pursuant to this Agreement.

   12.3 Purchaser's and Compass' Indemnities. From and after the Closing Date, Purchaser and Compass jointly and severally agree to and shall absolutely and irrevocably indemnify, defend and hold harmless Seller and every Affiliate of Seller and their respective directors, stockholders, officers, partners, employees, agents, consultants, representatives, successors, transferees and assignees (collectively, the "Seller Indemnified Parties"), from, against and in respect of any and all Claims which arise or result from or relate to the following (herein collectively referred to as the "Seller Indemnified Liabilities," and individually as a "Seller Indemnified Liability"):

   (a) The Assumed Liabilities, except to the extent that such claim arose or is based upon any action occurring prior to the Closing Date and such claim was not reflected on the Accounting Records or the Final Asset and Liability Schedule, as approved by Seller or as revised by the arbitrator pursuant to Section 4.2(c) (unless it arose in the ordinary course of business and was not known to Seller prior to the Closing);

   (b) the Purchased Assets, except to the extent that such claim arose or is based upon any action occurring prior to the Closing Date and such claim was not reflected on the Accounting Records or the Final Asset and Liability Schedule, as approved by Seller or as revised by the arbitrator pursuant to Section 4.2(c) (unless it arose in the ordinary course of business and was not known to Seller prior to the Closing);

   (c) any misrepresentation or breach of any representation or warranty made by Purchaser pursuant to this Agreement; and

   (d) any breach of any agreement or covenant to be performed by Purchaser pursuant to this Agreement.

   12.4 Notice of Claim.

   (a) For purposes of this Article XII, the term "Indemnifying Party" when used in connection with a particular Claim shall mean the party having an obligation to indemnify the other party with respect to such Claim pursuant to this Article XII, and the term "Indemnified Party" when used in connection with a particular Claim shall mean the party having the right to be indemnified with respect to such Claim by the other party pursuant to this
Article XII.

   (b) Each of Purchaser, on the one hand, and Seller and PDCI, on the other, agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this
Article XII, such party will, if a claim with respect thereto is to be made under this Article XII, provide notice thereof in writing to the other party (a "Claim Notice") specifying the nature and specific basis for such claim and a copy of all papers served with respect to such claim (if any); provided, however, that the omission to so provide such notice shall not relieve the Indemnifying Party from any liability it may have to an Indemnified Party to the extent the Indemnifying Party is not materially prejudiced by such omission. Each Claim Notice shall set forth all material information respecting the claim as the applicable party shall then have and shall contain a statement to the effect that the party giving the notice is making a claim pursuant to and demand for indemnification under this Article XII.

   (c) To exercise its indemnification rights under this Article XII as the result of the assertion against it of any claim or potential liability for which indemnification is provided, the Indemnified Party shall promptly furnish a Claim Notice to the Indemnifying Party; provided, however, that notice of an original claim for indemnification under Section 12.2(d) or Section 12.3(c) shall have been given prior to the expiration of two years after the Closing Date. The Indemnified Party shall advise the Indemnifying Party of all facts relating to such assertion within the knowledge of the Indemnified Party, and shall afford the Indemnifying Party the opportunity, at the Indemnifying Party's sole cost and expense, to defend against such Claims. In any such action or proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel, or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and in the reasonable judgment of the Indemnified Party, representation of the Indemnifying Party and the Indemnified Party by the same counsel would be inadvisable due to actual or potential differing or conflicts of interests between them; provided, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one counsel representing the Indemnified Parties.

   (d) The Indemnified Party shall have the right, but not the obligation, to defend, settle or compromise any claim or liability subject to indemnification under this Section, and to be indemnified from and against all Claims resulting therefrom, unless the Indemnifying Party, within 30 calendar days after receiving written notice of the claim or liability in accordance with this Section 12.4, notifies the Indemnified Party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than 30 calendar days, the Indemnifying Party makes the requisite response to such claim or liability asserted.

   (e) Notwithstanding any other provision hereof, an Indemnifying Party shall not be liable under this Article XII for any Claims sustained by the Indemnified Party unless and until the aggregate amount of all such Claims sustained by the Indemnified Party shall exceed $100,000, in which event the Indemnifying Party shall be liable for all such Claims without regard to such minimum amount of Claims. Notwithstanding the provisions of Section 12.4(d), an Indemnifying Party shall not be liable under this Article XII for any settlement effected, without its consent, of any claim or liability or proceeding for which indemnity may be sought hereunder except in the case of a settlement in any amount which does not exceed $100,000.

   (f) Anything in this Article to the contrary notwithstanding, the Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any such defense or proceedings or consent to the entry of any judgment with respect to any such defense or proceedings for anything other than money damages paid by the Indemnifying Party. The Indemnifying Party may, without the Indemnified Party's prior written consent, settle or compromise any such defense or proceeding or consent to entry of any judgment with respect to any such proceeding that requires solely the payment of money damages by the Indemnifying Party and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such proceeding.

   (g) Notwithstanding the protection afforded by this Article XII, no investigation by an Indemnified Party at or prior to the Closing shall relieve any Indemnifying Party of any liability hereunder.

                               ARTICLE XIII

                                 CLOSING

   13.1 Closing. The closing of the transactions provided for in this Agreement ("Closing") shall be held at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Houston, Texas, at 10:00 a.m. local time on a date that is mutually agreeable to the parties after the conditions for closing have been met (the "Closing Date"). The parties covenant and agree that the Closing shall occur within 10 days after all Required Regulatory Approvals have been obtained. Each Required Regulatory Approval shall be considered to have been obtained upon (A) the earlier to occur of:
(i) written notification by each such regulatory agency that its approval has been given or (ii) failure of any such regulatory agency to disapprove any such application within any mandatory time period for taking action thereon; (B) the expiration of any waiting period imposed by law or the terms of the Required Regulatory Approval; and (C) satisfaction of any conditions prerequisite to Closing imposed by the terms of each Required Regulatory Approval. For purposes of this Agreement, the Closing shall be deemed to be effective immediately following the close of business on the Closing Date.

   13.2 Deliveries at Closing. Subject to the terms and conditions of this Agreement, at the Closing on the Closing Date, Seller will grant, bargain, sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser will purchase and acquire from Seller, all the Purchased Assets, and Purchaser shall assume the Assumed Liabilities. To effect such sale and delivery, Seller will, at the Closing on the Closing Date, execute and deliver to Purchaser:

   (a) (i) one or more special warranty deeds, conveying the Premises and the Other Real Property, and (ii) one or more Bills of Sale, conveying in the aggregate all personal property of Seller other than negotiable instruments included in the Purchased Assets;

   (b) an Assignment of Leases, conveying Seller's interest under all the Leases and evidencing Purchaser's assumption of Seller's obligations thereunder;

   (c) a general conveyance, transfer and assignment conveying all of the Purchased Assets;

   (d) all such certificates of title, agreements, documents and other instruments as shall be reasonably requested by Purchaser to vest fully in Purchaser good and indefeasible title in and to the Purchased Assets;

   (e) assignments, without recourse, of mortgage loans, which may be blanket assignments by county; and

   (f) all cash and federal funds included in the Purchased Assets held by Seller or held on account by third parties on behalf of Seller.

Seller shall deliver to Purchaser a power of attorney in form and substance reasonably satisfactory to Purchaser and Seller to permit Purchaser to endorse or execute instruments of transfer for the Purchased Assets.

   Simultaneously with and after such delivery, Seller will execute all such other documents and take all additional steps as may be reasonably necessary to put Purchaser in possession and operating control of the Purchased Assets. Seller will also deliver or otherwise make available to Purchaser on the Closing Date all of Seller's books, records, files, data and documents (in whatever form) included in or primarily related to any employee of Seller to be employed by Purchaser after the Closing Date, the Purchased Assets and the Assumed Liabilities (copies of which will be made available to Seller under Section 7.4 if requested).

   To effect delivery of the cash and federal funds held by Seller or held on account by third parties on behalf of Seller, Purchaser will provide wire transfer instructions to Seller at the Closing on the Closing Date in a form reasonably satisfactory to Seller. Seller will execute such wire transfer instructions on the Closing Date and take all additional steps as shall reasonably be requested by the Purchaser to assure Purchaser's receipt of the cash and federal funds.

   To effect the assumption of the Assumed Liabilities, Purchaser shall, at the Closing on the Closing Date, execute and deliver to Seller an Assumption Agreement, and simultaneously with and after such delivery, Purchaser will execute all other instruments and documents and take all additional steps as shall be reasonably requested by Seller to assure Purchaser's assumption of the Assumed Liabilities.

   All conveyance, assignment and assumption documents to be delivered pursuant to this Section 13.2 shall be in form and content reasonably satisfactory to the parties.

   Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or an attempted agreement to assign, transfer or sublease any claim, contract, license, lease, commitment, sales order, purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment, transfer or sublease thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the benefits and rights of Seller thereunder so that Purchaser would not in fact receive all such benefits and rights. Until such consent is obtained, or if an attempted assignment, transfer or sublease thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Purchaser would not in fact receive all such benefits and rights, Seller will cooperate with Purchaser in any mutually agreeable arrangement designed to provide to Purchaser all the material benefits and rights under any such claim, contract, license, lease, commitment, sales order, purchase order, benefit or right (such that the effect on Purchaser is that Purchaser realizes all material rights and benefits thereunder which it would have realized had such consent been obtained), including enforcement for the benefit of Purchaser of any and all rights of Seller against a third party hereto arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to Purchaser of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained. At Closing, Seller will deliver to Purchaser a list of such consents and approvals which have not, as of the Closing Date, been obtained.

                               ARTICLE XIV

                              MISCELLANEOUS

   14.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing without any obligation or liability of any party, (i) by mutual written consent of the parties hereto, (ii) if the Closing shall not have occurred by the later of December 31, 1994 or 45 days after the termination of the Channelview Agreement (if so terminated), or (iii) by either
Seller or Purchaser by written notice thereof to the other if consummation of the transactions contemplated hereby would constitute a violation of law or any court order. This Agreement may also be terminated at any time prior to the Closing Date by Seller or Purchaser, in the event of a material breach by the other of any representation, warranty or agreement contained herein which is not cured or cannot be cured with 30 days after written notice of such breach has been delivered to the breaching party; provided, however, that termination pursuant to this sentence shall not relieve the breaching party of liability for such breach or otherwise. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Section 14.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except with regard to all continuing obligations regarding confidentiality (including those set forth in Sections 11.1(f) and 11.2(b) and the Confidentiality Agreement referred to in
Section 14.12) and except that nothing herein will relieve any party from liability for any breach of this Agreement.

   14.2 Assignment of Agreement. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Seller or PDCI without the prior written consent of Purchaser, nor by Purchaser without the prior written consent of Seller, provided that Purchaser may assign such rights (but shall retain such obligations) to a subsidiary or subsidiaries or a parent company of Purchaser or to a successor to all or part of its business or the Purchased Assets without such consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and no other Person shall have any right, benefit or obligation hereunder, other than Persons who may be Indemnified Parties under Article XII hereof to the extent of the benefits conferred thereon in Article XII.

   14.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing, and delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), or by facsimile transmission, as follows:

   If to Seller or PDCI, addressed to:

       First Heights Bank, fsb
       2727 N. Loop West
       P. O. Box 7483
       Houston, Texas 77248
       Attention:  Robert E. Zambie
       Facsimile: (713) 802-3144

   With a copy to:

       Debra Ruby, Esq.
       Senior Vice President
       First Heights Bank, fsb
       2727 N. Loop West
       P. O. Box 7483
       Houston, Texas 77248
       Facsimile: (713) 802-3144

   And:

       Pulte Diversified Companies, Inc.
       33 Bloomfield Hills Parkway
       Suite 200
       Bloomfield Hills, Michigan 48304
       Attention:  Gregory M. Nelson
       Facsimile: (313) 433-4643

   With a copy to:

       Honigman Miller Schwartz and Cohn
       2290 First National Building
       Detroit, Michigan 48226
       Attention:  Norman H. Beitner, Esq.
       Facsimile: (313) 962-0176

   If to Compass or Purchaser, addressed to:

       Compass Bancshares, Inc.
       15 South 20th Street
       Birmingham, Alabama 35233
       Attention:  D. Paul Jones, Jr.
       Facsimile:  (205) 933-3043

    and

       Compass Banks of Texas, Inc.
       24 Greenway Plaza, Suite 1402
       Houston, Texas 77046
       Attention:  Charles E. McMahen
       Facsimile:  (713) 993-8500

    With a copy to:

       Compass Bancshares, Inc.
       15 South 20th Street
       Birmingham, Alabama 35233
       Attention:  Jerry W. Powell
       Facsimile:  (205) 933-3043

    and

       Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
       3300 Texas Commerce Tower
       Houston, Texas 77002
       Attention:  Gene G. Lewis
       Facsimile:  (713) 223-3717

Or to such other place and with such other copies as either party may designate as to itself by written notice given in accordance herewith to the other.

   14.4 Press Release. Purchaser, Seller and PDCI shall consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated thereby; provided, however, that nothing in this Section 14.4 shall be deemed to prohibit any party hereto from making any disclosure which its legal counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

   14.5 Choice of Law. This Agreement shall be construed and interpreted, and the rights of the parties determined, in accordance with the laws of the State of Texas (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

   14.6 Entire Agreement; Amendments and Waivers. Except as otherwise provided in Section 14.12 below, this Agreement, which includes all Exhibits and Schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.

   14.7 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   14.8 Expenses. Each party hereto shall pay its own legal and other costs and expenses incident to this Agreement and all action taken or to be taken in preparation for carrying this Agreement into effect.

   14.9 Severability. If any term or provisions of this Agreement is held by a court or other governmental authority to be invalid, illegal, void or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provisions is invalid, illegal, void or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties with respect to the relative benefits, rights and obligations thereof as closely as possible in an acceptable manner so that the transactions contemplated hereby may be fulfilled to the extent possible.

   14.10 Headings. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

   14.11 DTPA. TO THE EXTENT SUCH PROVISIONS WOULD OTHERWISE BE APPLICABLE, PURCHASER HEREBY EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER 3, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH, IF IT IS APPLICABLE, IS NOT WAIVED), VERNON'S TEXAS CODE ANN., BUSINESS AND COMMERCE CODE (the "DTPA"). Purchaser expressly recognizes that the price for which Seller has agreed to sell the Purchased Assets and perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

   14.12 Confidentiality Agreements. Until the Closing, the existing confidentiality agreement between Seller and Purchaser shall remain in full force and effect and shall be unaffected by this Agreement or the termination hereof.

   IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf, by their respective officers, thereunto duly authorized, in multiple originals, all as of the day and year first above written.


      COMPASS BANCSHARES, INC.


      By:
      Name:  D. Paul Jones, Jr.
      Title: Chairman and Chief Executive Officer

      COMPASS BANK-HOUSTON


      By:
      Name:  Charles E. McMahen
      Title: Chairman and Chief Executive Officer

      FIRST HEIGHTS BANK, fsb


      By:
      Name:  Robert E. Zambie
      Title: President

      PULTE DIVERSIFIED COMPANIES, INC.


      By:
      Name:  Gregory M. Nelson
      Title: Vice President